UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): September 8, 2004


                             Headwaters Incorporated
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


      Delaware                        0-27808                  87-0547337
-----------------------------      --------------        -----------------------
(State or other jurisdiction        (Commission             (I.R.S. Employer
     of incorporation)              File Number)         Identification Number)


      10653 South River Front Parkway, Suite 300
                    South Jordan, UT                          84095
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      (Address of principal executive offices)              (Zip Code)

       Registrant's telephone number, including area code: (801) 984-9400

                                 Not Applicable
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

                  [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, operations of facilities utilizing alternative fuel technologies, the marketing of synthetic fuels, the availability of tax credits, the availability of feed stocks, the receipt of licensing fees, royalties, and product sales revenues, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, including without limitation, our acquisition of Tapco Holdings, Inc., and other information about Headwaters. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. For a discussion of the factors that could cause actual results to differ from expectations, please see the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 of our Form 10-K for the year ended September 30, 2003, and the Risk Factors described in Item 5 of our Form 8-K dated May 25, 2004 and in our Form S-3 filed on July 20, 2004. There can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the applicable report.


Item 1.01. Entry into a Material Definitive Agreement.

         On September 8, 2004, Headwaters Incorporated (the "Company" or "Headwaters") acquired Tapco Holdings, Inc. ("Tapco") pursuant to an Agreement and Plan of Merger (the "Agreement") dated September 8, 2004, by and among the Company, Tapco, and Headwaters T Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of the Company ("Sub"), under which Sub merged with and into Tapco. As a result of the Merger, Tapco is a wholly-owned subsidiary of the Company. The Agreement and Plan of Merger is attached as Exhibit 10.89 which is incorporated herein.

         Tapco is a leading manufacturer of specialty siding accessories and professional tools used in exterior residential home improvement and construction. The total purchase price for the acquisition, excluding estimated expenses to be incurred by the Company, was $715 million in cash. The purchase price included the repayment at closing of Tapco's indebtedness under its bank credit agreement and senior subordinated notes. Tapco stockholders will realize the tax benefits, principally associated with the exercise of Tapco employee nonqualified stock options. The transaction, including fees and expenses and the refinancing of the Company's existing bank debt, was financed with borrowings under the Company's new $865 million senior secured credit facilities entered into on September 8, 2004, consisting of a $75 million revolving credit facility, $640 million first lien term loans and $150 million second lien term loans, as well as cash on hand. A description of the senior secured credit facilities is included below under Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant and is hereby incorporated by reference to this Item.

         To the Company's knowledge, there is no material relationship between Tapco and the Company or any of its affiliates, any director or officer of the Company, or any associate of any such director or officer.

Item 2.01: Completion of Acquisition or Disposition of Assets

         On September 8, 2004, the Company acquired Tapco pursuant to an Agreement and Plan of Merger, under which a wholly-owned subsidiary of the Company merged with and into Tapco. As a result of the merger, Tapco is now a wholly-owned subsidiary of the Company. A description of the Agreement and Plan of Merger and the acquisition of Tapco Holdings, Inc. is included above under
Item 1.01 Entry into a Material Definitive Agreement and is hereby incorporated by reference to this Item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

         As stated in Item 1.01 above, the Company financed its acquisition of Tapco with borrowings under new $865 million senior secured credit facilities. The $865 million senior secured credit facilities (the "Credit Facilities") consists of a Credit Agreement ("Credit Agreement") dated September 8, 2004, with the Lenders, Morgan Stanley Senior Funding, as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent and JPMorgan Chase Bank, as syndication agent, and a Second Lien Credit Agreement ("Second Lien Credit Agreement"), dated as of September 8, 2004, with the Lenders, from time to time parties thereto, Morgan Stanley Senior Funding Inc., JPMorgan Chase Bank and Morgan Stanley & Co. Incorporated, as collateral agent. The Credit Agreement consists of a $75 million revolving credit facility (the "Revolver") and a $640 million first lien term loan (the "1st Lien Term Loan"). The Second Lien Credit Agreement consists of a $150 million second lien term loan ("2nd Lien Term Loan"). There were no amounts drawn on the Revolver at closing, but it will be available for the Company's future working capital and general corporate purposes.

         All obligations under the Credit Facilities are unconditionally guaranteed by the Company's direct and indirect wholly-owned subsidiaries, subject to certain exceptions. The Credit Facilities are secured by perfected first and second priority liens and security interests in all shares of capital stock and inter-company debt of the Company and its subsidiaries and all material present and future property and assets of the Company and its wholly-owned subsidiaries, subject to certain exceptions.

         The Revolver bears interest, at the Company's option, at either the London Interbank Offered Rate ("LIBOR") plus an assumed margin ranging from 1.75% to 2.5%, or the Base Rate plus an assumed margin ranging from minus 0.75% to plus 1.50%. The fees for the unused commitments for the Revolver range from 0.50% to 0.75%. The margins and the commitment fees are determined quarterly in accordance with a defined rate spread based upon the ratio (the "Total Leverage Ratio") of the Company's average total funded indebtedness for the preceding four quarters to earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA") for the twelve months ended on the last day of the most recent calendar quarter. The assumed margins for the Revolver for the first six months are 2.50% for LIBOR and 1.50% for Base Rate loans. The 1st Lien Term Loan bears interest, at the Company's option, at either LIBOR plus an assumed margin of 2.75% or the Base Rate plus an assumed margin of 1.75%. The 2nd Lien Term Loan bears interest, at the Company's option, at either LIBOR plus an assumed margin of 6.00% or the Base Rate plus an assumed margin of 5.00%. Base Rate is the higher of the rate announced by Morgan Stanley Senior Funding and the overnight rate charged by the Federal Reserve Bank of New York plus 0.50%. The Company is required, within 90 days after the closing date, to enter into a transaction that will limit its LIBOR interest rate on $300 million of the 1st Lien Term Loan to a maximum of 5.0%.

         The Company paid the Lenders origination fees equal to 1.75% of the total amount committed for the Revolver and the 1st Lien Term Loan and 2.5% of the amount committed for the 2nd Lien Term Loan.

         Amounts outstanding under the Revolving Credit Facility shall be repaid in full by September 8, 2009. The Lenders may accelerate the maturity of the term loans and the Revolver if an event of default, as defined under the Credit Agreement and Second Lien Credit Agreement, as applicable, occurs. The 1st Lien Term Loan shall be repaid in full by April 30, 2011, subject to amortization of 1% per annum and the remainder in three installments due November, February and April of the final year. The 2nd Lien Term Loan shall be repaid in full by September 1, 2012. Borrowings under the 1st Lien Term Loan and the 2nd Lien Term Loan may not be re-borrowed once repaid. There are mandatory prepayments of the 1st Lien Term Loan in the event of certain asset sales and debt and equity issuances and from excess cash flow. Optional prepayments on the 1st Lien Term Loan are permitted without penalty or premium. Optional prepayments on the 2nd Lien Term Loan are limited during the first two years after the closing up to $50 million. The Company will pay a premium of 4% on all optional prepayments on the 2nd Lien Term Loan made during the first year, 3% on all optional prepayments during the second year, 2% on all optional prepayments made on such loans between the second and third years after closing and a 1% premium on all optional prepayments on such loans between the third and fourth years after closing.

         The Lenders are entitled in connection with the syndication of the Credit Facilities to make such adjustments to the pricing and other terms of the Credit Facilities as the Lead Arrangers may in their discretion deem advisable, subject to certain limitations.

         The 1st Lien Term Loan and the Revolver are subject to financial covenants, including (i) a maximum Total Leverage Ratio of 5.00:1.00 in 2004 declining to 3.50:1.00 in 2010, (ii) a maximum ratio of consolidated senior funded indebtedness minus subordinated indebtedness to EBITDA of 4.00:1.00 in 2004 declining to 2.50:1:00 in 2010, and (iii) a minimum ratio of EBITDA plus rent payments for the four preceding fiscal quarters to scheduled payments of principal and interest on all indebtedness for the next four fiscal quarters of 4:00:1.00 in 2004 declining to 2.5:1.00 in 2010, as well as customary negative and affirmative covenants, including limitations on additional indebtedness; repurchasing capital stock; capital expenditures limited to $50 million in 2004 and increasing to $60 million in 2011; mergers, acquisitions and partnerships; dividends and other restricted payments; and asset sales and sale-leaseback transactions. Acquisitions will be limited to $50 million each fiscal year, of which the cash consideration may not exceed $30 million, unless the Total Leverage Ratio is less than or equal to 3.50:1:00, after giving effect to an acquisition, in which case the foregoing limitation does not apply. The 2nd Lien Term Loan is subject to separate customary covenants, not more onerous than those to which the 1st Lien Term Loan and the Revolver are subject, including
(i) restrictions on indebtedness, contingent obligations, dividends, affiliate transactions, liens, sale and leaseback transactions, asset sales, mergers and acquisitions, and investments, and (ii) a maximum Total Leverage Ratio of 5.5:1.00 in 2004 and declining to 4.50:1:00 in 2006.


Item 7.01 Regulation FD Disclosure

         On September 8, 2004, the Company issued a press release announcing the acquisition of Tapco by the Company pursuant to an Agreement and Plan of Merger dated September 8, 2004, by and among the Company, Tapco, and Headwaters T Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of the Company ("Sub"), under which Sub merged with and into Tapco. As a result of the Merger, Tapco is a wholly-owned subsidiary of the Company. The press release is attached hereto as Exhibit 99.1.

         On September 9, 2004, the Company issued a press release announcing the grant of stock options to certain employees of Tapco, which grants were made outside of the Company's existing plans. The press release is attached hereto as
Exhibit 99.2.

         To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), we use a non-GAAP measure that we refer to as EBITDA. We define EBITDA as net income adjusted to exclude depreciation, amortization, net interest expense and income taxes. EBITDA has been reconciled to net income. EBITDA is provided to enhance the user's overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Specifically, we believe EBITDA provides useful information to management, investors and debt holders and is a financial measure used by the financial markets and rating agencies to analyze and compare companies on the basis of operating performance and liquidity. Maintenance of certain EBITDA measures are required under our Credit Facilities. EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may not be comparable with similarly titled measures reported by other companies.

         We have provided EBITDA in the press release at Exhibit 99.1. Certain of our debt covenants require the calculation of EBITDA and we believe this measure provides creditors and investors with another tool to evaluate our ability to repay debt.

         The information in this Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01: Other Events.

           The following is a description of our company with the consummation of the Tapco acquisition, including competitive strengths and business strategies and an overview of Tapco's business:

         Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Headwaters has grown dramatically over the last several years, both organically and through strategic acquisitions that have allowed us to diversify and pursue growth opportunities. Headwaters' acquisition strategy has concentrated on opportunities that complement existing business lines, command leading market positions, are accretive to earnings and generate significant cash flow.

         We conduct our business primarily through the following business units, each of which is a leader in its market:

         Headwaters Resources (formerly known as ISG Resources) is the largest manager and marketer of coal combustion products ("CCPs") in the United States. We create commercial value for CCPs using CCPs primarily as a replacement for portland cement in a variety of concrete products. CCPs, such as fly ash and bottom ash, are created when coal is burned and have traditionally been an environmental and economic burden for coal-fueled power generators but, when properly managed, can result in additional revenue for the utilities. Headwaters manages approximately 20 million tons annually on an exclusive basis for many of the nation's largest coal-fueled utilities, as well as from other industrial clients. We have greatly expanded the commercial use of CCPs. As a result, we have increased sales of high value CCPs used principally as a replacement for portland cement in concrete from approximately 3.5 million tons in 1995 to approximately 6 million tons in 2003. We have access to up to six million additional tons of high value CCPs each year that are currently sent to landfills, but could be used in higher-value applications, depending on demand, treatment or available storage and transportation. Concrete made with fly ash is stronger, more durable, less permeable and more corrosion resistant than concrete made without fly ash. Further, concrete made with fly ash is easier to work with than concrete made without fly ash due, in part, to its better pumping and forming properties. Presently, fly ash replaces approximately 10% of the portland cement used in concrete manufactured in the United States as compared with 25% in Europe. Broader recognition of the performance, economic and environmental benefits of fly ash has led the United States Environmental Protection Agency ("EPA") and many state regulators to recommend or specify its use.

         Headwaters Construction Materials (formerly known as American Construction Materials) is a market leader in designing, manufacturing and marketing architectural stone veneer under the Eldorado Stone brand and also holds regional market leadership positions in manufacturing and marketing concrete blocks, mortar and stucco materials. The acquisitions of the Tapco and Eldorado Stone businesses in 2004 have significantly transformed the Construction Materials business unit and given Headwaters a national presence in the commercial and residential improvement market. With the recent acquisition of Tapco, this business unit has become a market leader in residential exterior building products accessories (such as window shutters, gable vents and mounting blocks) under various Tapco brands. We use fly ash in the manufacture of our block, mortar and stucco products and intend to use fly ash in our manufactured stone products. We are one of the largest suppliers in the U.S. of manufactured stone and market these products primarily to the new construction industry through our national network of distributors. We believe that the opportunity exists to introduce Eldorado Stone products into the distribution channels of Tapco to further penetrate the home improvement market. We are a regional market leader in the Southwest United States in the packaged mortar and stucco business, and we believe we are the largest supplier in the Texas concrete block market. Our block, mortar and stucco products are used in both residential and commercial building applications.

         Headwaters Energy Services (formerly known as Covol Fuels) is the market leader in enhancing the value of coal used in power generation through licensing proprietary technologies and selling chemical reagents that convert coal into a solid synthetic fuel. This solid synthetic fuel can be handled, transported and burned more efficiently than coal. In addition, this solid synthetic fuel qualifies for tax credits under Section 29 of the Internal Revenue Code based upon the BTU (British Thermal Unit) content of the synthetic fuel produced and sold. We currently license our technologies to 28 of a company-estimated 75 coal-based solid synthetic fuel facilities in the United States. In addition, we sell our proprietary chemical reagents to 19 of these licensee facilities, as well as to more than 10 other synthetic fuel facilities. The sale of qualified synthetic fuel enables facility owners who comply with certain statutory and regulatory requirements to claim federal tax credits under
Section 29, which currently expires on December 31, 2007. Section 29's intent is to reduce dependence on foreign sources of energy by more efficiently using domestic energy resources.

         Headwaters Technology Innovation Group ("HTI") develops and commercializes proprietary technologies to convert or upgrade fossil fuels into higher-value products and develops nanocatalyst technologies that have multiple industrial and chemical applications. The energy-related technologies developed or under development include direct coal liquefaction, the conversion of gas-to-liquid fuels and the upgrading of heavy oil to lighter materials. HTI has also developed a proprietary nanocatalyst technology that will allow for the custom design of catalysts on an atomic scale for multiple industrial applications, which should reduce costs and increase the efficiency of chemical reactions. We believe nanotechnology will assist future energy and chemical sustainability. The ability to align, space and adhere materials at the molecular level creates value due to the size, shape and composition of these materials. Nanocatalysts developed by HTI have the capability to increase the conversion of heavy oil to usable materials, maximize efficiency in chemical and energy production, improve the environment and create other value added opportunities.

         Competitive Strengths

         Headwaters' competitive strengths include:

         o Diversified Company with Leading Market Shares. Headwaters is a diversified company with each of its business units enjoying leading market shares. Headwaters Energy Services is the market leader in enhancing the value of coal used in power generation through technologies and chemical reagents that convert coal derivatives into a solid synthetic fuel; Headwaters Resources is the largest manager and marketer of CCPs in the U.S.; Eldorado is the second largest supplier of manufactured stone in the U.S.; and Tapco has one of the broadest lines of siding accessory products in the U.S. Our culture of innovation has helped us to establish and maintain our leading market share in our core products. Headwaters continuously develops innovative products and technologies and enhances existing products in response to specific customer needs and to establish new markets through the development of new applications for our existing products and technologies.

         o Established Nationwide Presence. Our CCP, Eldorado Stone and Tapco businesses have an established nationwide presence. We believe we have the most extensive CCP infrastructure in the U.S. We have over 30 stand-alone CCP distribution terminals across North America, as well as approximately 90 plant site supply facilities. As a result, we believe our infrastructure enables us to supply the largest concrete construction projects in the United States. Further, Eldorado and Tapco have extensive distribution networks that provide national marketing and sales opportunities for our diversified portfolio of building products. Eldorado primarily distributes its manufactured stone products on a wholesale basis through a network of distributors, including masonry and stone suppliers, roofing and siding materials distributors, fireplace suppliers and other contractor specialty stores and also has a small direct sales force. Tapco maintains an extensive distribution network that consists of substantially all of the major vinyl siding, roofing and window distributors in the U.S. Tapco ships to more than 9,000 locations, including Home Depot and Lowe's. We believe Tapco's penetration of these channels is due to contractor loyalty to Tapco products, product breadth, the services Tapco provides to distributors and Tapco's one-to-three-day order fulfillment. We believe our extensive distribution network will be a key factor to our success in maintaining profitability and market share.

         o Economies of Scale Associated with Tapco Manufacturing Capabilities. Tapco has invested extensively in its facilities to develop industry-leading, state-of-the-art manufacturing operations. For example, with injection-molded product volumes that we believe are larger than the volume of all Tapco's competitors combined, Tapco has enjoyed the scale necessary to invest in advanced robotics, multi-cavity molds, automated material delivery systems and computerized manufacturing systems, which allow for tightly controlled cycle times. As a result, Tapco is able to produce over 140,000 different SKUs and ship over 400,000 orders annually with average ship times we have estimated for all orders of less than three days from receipt. Further, high volumes, multi-cavity tool use and 24-hour plant operations significantly reduce costs relative to competitors in the siding market. We believe that no other competitor in the accessory industry is as favorably positioned as Tapco to service the "big-box" retailers.

         o Long-Term Exclusive Contracts and Vendor of Choice. Our businesses are characterized by long-term customer relationships, and Headwaters Resources and Energy Services are also supported by long-term customer contracts. Headwaters Resources has established long-term relationships and exclusive CCP management contracts with many of the nation's major utilities. Headwaters Resources contracts with these utilities to provide a source of high value CCPs that can also be used in products produced by Headwaters Construction Materials. We provide CCP management services to more than 110 power plants. Headwaters Energy Services has long-term exclusive contracts to license technology to synthetic fuel facilities. Our licensees and chemical reagent customers include major utilities in the synthetic fuel industry. In addition, our chemical reagents are manufactured by Dow Reichhold Specialty Latex LLC ("Dow Reichhold") under a fixed price contract and are drop-shipped to customer sites, so that Headwaters does not produce, take shipment of or inventory the reagents. Tapco enjoys a large customer base with over 4,500 non-retail ship-to-locations and 5,200 retail ship to locations. Tapco is the sole national vendor to Home Depot and Lowe's for injection-molded shutters, mounting blocks and gable vents. In addition, Tapco supports its customers through a range of services such as the tracking of sales by product, color and size by zip code, thereby enabling improved inventory management. These relationships provide us with stable revenues, earnings and cash flows and also give us credibility as we expand the markets for our portfolio of diverse products and provide access to existing customers when introducing new products, technologies and services.

         o Organic Growth Potential. We believe that each of the principal markets that we serve offers substantial opportunities for organic growth. Headwaters Resources continues to drive market recognition and realization of the performance, economic and environmental benefits of CCPs. We will continue to benefit from growing market acceptance of fly ash in the United States, which currently has a 10% cement replacement rate as opposed to a 25% cement replacement rate in Europe. Headwaters Construction Materials has a leading presence in what it believes to be two of the highest growth segments of the siding market, manufactured stone and specialty molded products.

         o Strong and Stable Free Cash Flow Generation. Headwaters' long-term contracts, relationships with vendors and customers, leading market positions, nationwide distribution network, manufacturing scale and low maintenance working capital and capital expenditure levels should enable us to generate substantial free cash flow. As we continue to grow our businesses we will remain focused on maintaining these strengths. Further, the inherent cyclicality in building products is partially offset by product diversity across the Headwaters Construction Materials product portfolio that include many products that are tied to the home improvement market, which generally has been less volatile than the new construction market. As a result of the recent acquisition of Tapco, we have improved the balance of sales mix between the home improvement and new construction markets.

         Growth Strategy

         Our execution on our growth strategy has brought us strength in diversity. We intend to realize future growth in the following ways:

         o Leverage Distribution Systems. The Tapco, Eldorado and stucco products have a strong "pull-through" market effect on Headwaters' end customers, primarily architects, engineers and contractors. We plan to leverage the complementary distribution systems of Tapco, Eldorado and Headwaters' stucco, blocks and mortar products to accelerate sales of our diverse construction materials product portfolio. For example, Tapco's strong distribution and marketing presence in the home improvement industry creates a marketing and sales opportunity for Eldorado Stone that is primarily marketed and distributed to the new construction market. Headwaters Construction

Materials has relationships with a nationwide distribution network encompassing over 9,000 wholesale distributors as well as leading retailers like Home Depot and Lowe's. Further, we believe strong presence in the Southwest United States and its leading regional concrete block presence in Texas creates new distribution channels for Tapco products. We intend to leverage these complementary distribution networks to create a national distribution network to market and sell our diverse portfolio of products to new customers and new segments of the construction market.

         o Leverage Manufacturing Capability. We are committed to implementing improvements throughout our manufacturing system. We intend to capitalize on Tapco's manufacturing expertise to seek to reduce manufacturing costs across all of our construction materials business units. Through the application of state-of-the-art manufacturing processes and best practices and economies of scale, we intend to optimize our manufacturing processes, increase product volume, reduce waste and lower costs.

         o Leverage Energy and CCP Relationships. Headwaters Energy Services and Headwaters Resources maintain longstanding relationships with many of the largest coal-fueled electricity producers in the United States. We believe these relationships will provide opportunities to expand and strengthen our position among coal-fueled power generation utilities. We intend to continue to develop and commercialize technologies that add value to coal, gas, oil and other natural resources. These efforts will focus on upgrading heavy oil to lighter fuel, gas-to-liquid fuels conversion and converting or upgrading fossil fuels into higher-value products. In addition, Headwaters Resources is developing and commercializing new technologies such as carbon fixation and ammonia removal to improve the quality of fly ash. We believe HTI's nanocatalyst technologies will provide us with an opportunity for commercialization of multiple custom designed catalysts.

         o Pursue Complementary and Strategic Acquisitions. We continually evaluate the potential acquisition of companies, technologies or products that will complement our existing business lines, manufacturing and distribution strengths and build on our leading market positions. Acquisition opportunities will be evaluated based on strategic fit, accretion to earnings and ability to generate significant cash flow.

         o Expand Commercial Use and Enhance Quality of CCPs. We intend to expand our market presence geographically and continue to seek increased market acceptance of CCPs through targeted marketing of industry decision makers, such as architects and engineers, and through efforts to increase governmental recommendations and mandates to use CCPs. An important part of our strategy is to expand alternative uses of CCPs, which allows us to increase sales of CCPs as well as attract and maintain utility customers who value our efforts to develop the market for CCPs. Alternative uses of CCPs include roadbeds, embankments, building products (such as concrete blocks and manufactured stone) and waste stabilization applications. We intend to use fly ash in the production of Eldorado manufactured stone products as a partial replacement for cement. We intend to continue to market the environmental and performance benefits of our CCP-based building products to industry decision makers.

         o Expand Marketing. We are committed to expanding sales in markets where we currently have leadership positions by increasing awareness of our products among existing and potential customers. We intend to leverage Tapco's sales and marketing organization to increase sales through the expansion of geographical coverage of our sales efforts and increased participation in national and local trade shows to promote brand awareness among contractors, architects and other building professionals. We plan to continue supporting our distributors with product literature, displays, videos, product training programs and showroom merchandising designed to increase awareness among homeowners and contractors about the benefits of our products.

Tapco

The following is an overview of Tapco's business:

         Tapco is a leading designer, manufacturer and marketer of building products and professional tools used in exterior residential home improvement and construction. Tapco's building products, which are either injection-molded or extruded primarily from polypropylene, enhance the appearance of homes and include window shutters (decorative, functional and storm protection), gable vents, mounting blocks for exterior fixtures, roof ventilation, exterior decor products (window headers/mantels, sunbursts, door surrounds, exterior dentil trim and decorative windows) and specialty siding products (replica cedar shake and shingle siding). Professional tools include portable cutting and shaping tools used by contractors on site to fabricate customized aluminum shapes that complement the installation of exterior siding.

         Sales are currently driven by growth in the siding market, and more particularly in the vinyl siding market. Growth in the siding market tends to increase demand for accessory products as does growth in new product categories like functional shutters and specialty siding. We believe the continued growth in vinyl siding sales is a function of home improvement activity, construction activity and consumer acceptance. Consequently, we believe Tapco's continued sales growth will be primarily dependent upon the future use of vinyl siding as a function of home improvement and new construction. Vinyl siding has continued to gain acceptance and increased penetration among all siding materials. According to an industry report, vinyl siding accounted for nearly 50% of all siding sales in 2002. Tapco, through the introduction of new products, extensive marketing, logistics management and acquisitions, has continued to increase its penetration of accessories that accompany vinyl siding sales. As a result, Tapco believes that it has the broadest product line of its core products in the industry with more than 140,000 SKUs and accessories complementing all vinyl siding in the market.

         Approximately 75% of Tapco's sales during 2003 were tied to the home improvement industry, which is typically less cyclical than new construction because remodeling is generally less expensive than a new home and is often required to preserve the value of a home. During economic downturns, we believe vinyl siding is often more attractive than wood or brick because of its lower cost. We believe that the use of Tapco's products is a way for contractors to differentiate themselves and maximize sales because the products are more aesthetically pleasing, easy to install and provide broader customer choice. As a result, Tapco's products have experienced strong growth rates during economic downturns. Additionally, Tapco's professional installation tools are purchased by contractors to allow them to work independently of other business arrangements when there are fewer over-all jobs, which can mitigate cyclicality.

         Tapco markets its products under the brands "Tapco Products," "Mid-America Building Products," "Mid-America Master Series," "Builders Edge," "Atlantic Shutter Systems," "Vantage," and "The Foundry." Tapco markets its injection-molded building product accessories to retailers and mass merchandisers through its Builders Edge and Vantage brands and to the manufactured housing market through its MHP brand. In addition, Tapco markets its tools through its Tapco brand, its functional shutters and storm protection systems through its Atlantic Shutter Systems brand and its specialty siding product through its Foundry brand.

Business Segment and Products

Tapco's business is organized into two segments: building products and professional tools. Tapco's building products segment accounted for $208 million, or 88% of gross sales for the fiscal year ending October 31, 2003. The professional tools segment accounted for $28 million, or 12% of gross sales for the fiscal year ending October 31, 2003. Each of the building products and professional tools segments are comprised of several different product categories.

o Building Products. Tapco designs, manufactures and markets injection-molded window shutters, gable vents and exterior fixture mounting blocks. In addition, Tapco manufactures roof vents, specialty vents, window mantels, door surrounds, accent windows, functional shutters and specialty vinyl siding. Tapco's building products serve the needs of the siding, roofing, and window and door installation industries. Tapco's injection-molded products are designed to enhance the exterior appearance of the home while delivering durability at a lower cost compared to similar aluminum, wood and plastic products while the functional shutters offer storm protection and also enhance the exterior appearance of the home. The injection-molded exterior products feature copolymer construction and stabilized molded-through color.

o Decorative Shutters. Tapco offers what it believes to be the industry's most complete line of standard and custom plastic window shutters, with an extensive number of sizes and colors. Standard shutters, both open louver and raised panel, are available in 2 widths, 14 standard lengths, 16 colors and paintable. Style-a-Shutter, Tapco's line of custom shutters and matching shutter components, is available in up to 13 widths, practically any length, 24 styles, 18 colors and paintable. All of Tapco's shutters feature the patented Shutter-Lok fastening system, which facilitates ease of installation on any siding material including wood, aluminum, vinyl, stucco, hardboard or brick.

o Gable Vents. GableMaster gable vents accommodate any architectural style with over 35 size and design variations available in over 220 colors including paintable and stainable. Style-a-Vent, Tapco's line of custom vents, are available in many shapes and sizes and in two colors. GableMaster vents not only provide the needed ventilation, but also add an important aesthetic benefit to a home. Each gable vent features a patented lock-on ring, which significantly reduces installation time by eliminating the need for caulking or channeling and, like Tapco's shutters, can be easily installed on any siding material. The GableMaster product line is screened for complete insect protection and includes a double baffle system for weather resistance.

o Mounting Blocks. Tapco manufactures what it believes to be the industry's most extensive line of mounting blocks, used for the mounting of exterior fixtures such as lights, electrical outlets, faucets, doorbells, and address plates. Each mounting block also features a patented lock-on ring for easy installation and comes in 27 different styles and over 200 colors.

o Roof Vents. Tapco produces a broad line of roof ventilation products, including ridge, hip, and stack covers.

o Specialty Vents. Tapco manufactures a broad line of specialty vents, including air intake and exhaust vents, dryer vents and foundation vents in over 200 colors including paintable.

o Functional Shutters. Tapco manufactures functional shutter systems for storm protection and decorative applications. Accordion shutters and hinged colonial shutters can be custom fit and custom painted. Bahama shutters are available as raised panel shutters as well as louvered and can also be custom fitted and custom painted.

o Door Surrounds. Tapco produces standard and custom headers. Custom headers are available in white and paintable and standard headers are available in 30 colors and paintable. The door surrounds are available in any size up to 20 feet wide to fit single doors, double doors, sliding doors and garage doors.

o Window Headers. Tapco's window headers are available in each of Tapco's shutter colors and in 16 additional colors. Window mantels custom-fit any window and can be installed in approximately five minutes by a professional.

o Exterior Trim. Exterior dentil trim, which comes in either square or scalloped, complements Tapco's other building product offerings. Both styles are available in over 33 colors and paintable.

o Specialty siding. Tapco manufactures specialty siding (replica cedar and shake siding) under the Foundry brand. Tapco's specialty siding product is available in 10 different profiles and 16 different colors. The siding can be used for accent applications or whole house applications and can be installed easily by a professional siding installer. The Foundry's specialty siding utilizes a proprietary extrusion and in-line forming process for production, as opposed to the injection-molded process utilized by most competitors. The extrusion process allows for changes in profiles and panel dimensions at a lower cost than injection molding. This cost savings has allowed Tapco to sell it at a lower price point than traditional injection molded specialty siding products. In addition, the installation process of our specialty siding is the same as traditional siding, unlike the specialized installation process required by competitors' specialty siding products. The Foundry siding can be installed faster and with less scrap than traditional vinyl siding. These characteristics increase the profitability of using The Foundry's product relative to other types of vinyl siding.

         Professional Tools. Tapco believes it is the largest manufacturer of portable cutting and shaping tools for the professional siding contractor in the United States. These tools enable installers of vinyl and aluminum siding to form virtually any required shape on-site. Tapco's principal installation tool is the bending brake, which is provided in a variety of products. Brakes hold sheet metal in place for bending and cutting during the installation process. Tapco also offers a number of accessories for brakes, which are designed to enhance their utility.

Distribution

Tapco's products are distributed throughout the United States and Canada through four primary distribution channels: one-step distributors that sell directly to contractors, two-step distributors that sell Tapco's products to lumberyards and one-step distributors, retail home centers/mass merchandisers and manufactured housing.

Tapco distributes its accessory products to the retail mass merchandiser channel through Builders Edge(R) (Home Depot) and Vantage(R) (Lowe's) brands. Tapco distributes its products to the manufactured housing industry through Manufactured Housing Products, a division of Metamora Products Corporation. Tapco also distributes its products through all of the major vinyl siding, roofing, and window distributors. Many competitors, in contrast, manufacture accessory products as an adjunct to their core siding business.

Tapco's large number of distribution points is due in large part to the strong customer "pull" demand for its products. Tapco seeks to be the leader in each meaningful distribution channel by providing the broadest selection of products coupled with high levels of customer service. Tapco is able to secure multiple distribution points in local markets because its products are not limited to any of the major branded roofing, siding, window and door distributors. Many of Tapco's competitors offer products as an adjunct to their core roofing, siding, window or door operations. As a result, their distribution is typically limited to the authorized distributor of their core branded products. Tapco, in contrast, typically distributes its products through all of the various major branded products distributors, such as Alcoa, ABT, Owens-Corning, and others.

In the building products category, Tapco differentiates its products by distribution channel through the use of different brands, company names and packaging. Sales to the retail home center and mass merchandiser segment, for example, are made under the Builders Edge(R) and Vantage(R) brand and company name, while sales to one-step and two-step distribution channels are made under the "Master Series(R)" brand and Mid-America Building Products company name.

Sales and Marketing Organization

Tapco's sales and marketing organization supports the one-step, two-step distribution, and retail channels through various networks of sales support. The one- and two-step channels include a network of approximately 85 independent sales representatives. The retail business includes a network of approximately 100 independent sales representatives, managed by two national account managers and one vice president of sales.

Tapco maintains relationships with thousands of local contractors, professional builders, and other end-users by participating in over 1,000 local shows and approximately six national shows annually. Local shows, sponsored by local distributors, enable Tapco to promote its products through hands-on comparisons to competing products. These shows enable Tapco to receive useful feedback from local contractors, which leads to new product ideas, as well as significant goodwill within the trade.

Tapco supports distributors with product literature, displays, videos, product training programs and showroom merchandising designed to increase awareness among homeowners and contractors about the benefits of Tapco's products. In addition, Tapco maintains a large mailing list of active contractors, which Tapco gathers from warranty registration cards, local and national shows and requests for videos and product literature.

Customers

Tapco has a large customer base. Because all of the one- and two-step distributors have multiple locations and each individual location has autonomy to stock various products from different suppliers, the number of ship-to locations is a better measure of the breadth of sales than is the total number of customers. In the residential home improvement and building products market, Tapco has over 4,500 non-retail ship-to locations and over 5,200 retail ship-to locations. Sales are broadly diversified across customers and ship-to locations.

For the fiscal year ended October 31, 2003, two customers represented approximately 25% of Tapco's total sales.

Manufacturing Facilities and Properties

Tapco's headquarters are located in Wixom, Michigan, approximately 30 miles northwest of Detroit. Tapco conducts its manufacturing, distribution and sales operations through nine facilities, which total approximately 820,000 square feet. Tapco owns most of its facilities.

Tapco's manufacturing assets include more than 100 injection molding presses, almost all of which are automated through robotics or conveyor systems. Robotic automation has reduced cycle times and helped reduce waste by keeping cycle times consistent from part to part. Tapco has realized cycle time improvements on all presses utilizing automation. Tapco's high volume allows it to invest in multi-cavity tooling, resulting in significantly lower unit costs over single cavity tooling. The manufacturing assets also include 5 extrusion lines.

Tapco follows strict quality control standards in its efforts to produce products of consistent quality and free of production flaws. Any nonconforming plastic parts are reused as raw material, thus further minimizing waste. Tapco mandates quality control checks at each step of the manufacturing process and maintains on-site quality control inspectors on each production line.

Suppliers and Raw Materials

Tapco has long-standing relationships with its major suppliers. Tapco purchases raw materials, including polypropylene and styrene pellets, plastic extrusions, and packaging materials for Tapco's building product lines. In addition, Tapco purchases fabricated anodized aluminum, hinges and other components, and packaging materials for its professional installation tools. Although Tapco has a variety of suppliers, Tapco purchases these components and raw materials from primarily one supplier on a purchase order basis. Historically, Tapco has not experienced difficulty in obtaining raw materials or components to meet its production requirements. From time to time, prices for some of the raw materials used in Tapco's production/assembly process fluctuate. Although Tapco does not have any contracts with its suppliers and purchases supplies on a purchase order basis, Tapco occasionally makes volume purchases of materials to lock-in pricing.

Patents and Trademarks

Tapco's products and methods are protected by almost 100 patents and it also has 47 pending patent applications worldwide. Approximately 20% of Tapco's patents will expire at the end of term during the next eight years. While Tapco cannot ascertain what effect the loss of such patents will have, management believes that Tapco's products are also dependent on other proprietary design features and the quality, functionality, design and appearance of the products. Tapco currently has 50 issued and 29 pending U.S. and Canadian trademark registrations.

Competition

In the residential remodeling and building products segment, Tapco competes against numerous manufacturers. In shutters, gable vents, mounting blocks and specialty vents, Tapco's major competitor is Aluminum Company of America. In addition, several small, privately owned manufacturers of shutters exist, most of which serve local or regional markets and produce low-end vacuum molded products. In roofing ventilation products, Tapco competes against a large number of roofing manufacturers, such as GAF Materials Corporation, Owens Corning and CertainTeed Corp. In the professional tools segment, Tapco competes principally with Malco and Van Mark Products Inc. Competition in each of these markets is primarily based on quality, breadth of product-line, lead times and field and marketing support.

Employees

As of October 31, 2003, Tapco employed more than 1,000 full-time and part-time employees; none of the employees belong to a union. Headwaters believes that Tapco's employee relations are good.

Item 9.01: Financial Statements and Exhibits.

         (a) The following consolidated financial statements of Tapco Holdings, Inc. are included herein:

                  Report of Independent Auditors
                  Consolidated Balance Sheets as of October 31, 2002 and 2003
                    and Unaudited as of July 31, 2004
                  Consolidated Statements of Income for the Years Ended
                    October 31, 2001, 2002 and 2003 and Unaudited Nine Months Ended July 31, 2003 and 2004
                  Consolidated Statements of Cash Flows for the Years Ended
                    October 31, 2001, 2002 and 2003 and Unaudited Nine Months Ended July 31, 2003 and 2004
                  Consolidated Statements of Stockholders' Equity (Deficit) and
                    Comprehensive Income (Loss) for the Years Ended October
                    31, 2001, 2002 and 2003 and Unaudited Nine Months Ended July 31, 2004
                  Notes to Consolidated Financial Statements

         (b) The following unaudited pro forma financial information for Headwaters Incorporated is included herein:

                  Introduction to Pro Forma Financial Information
                  Pro Forma Condensed Combined Balance Sheet as of June 30, 2004 Pro Forma Condensed Combined Statement of Income for the Year
                    Ended September 30, 2003
                  Pro Forma Condensed Combined Statement of Income for the Nine
                    Months Ended June 30, 2004
                  Notes to Pro Forma Condensed Combined Financial Information

         (c) Exhibits.

                  Exhibit 10.89: Agreement and Plan of Merger by and among Headwaters Incorporated, Headwaters T Acquisition Corp., and Tapco Holdings, Inc., dated as of September 8, 2004

                  Exhibit 99.1:     Press Release dated September 8, 2004.

                  Exhibit 99.2:     Press Release dated September 9, 2004.

Tapco Holdings, Inc.
Consolidated Financial Statements
For the years ended October 31, 2001, 2002 and 2003
and the nine months ended July 31, 2003 and 2004

                         Report of Independent Auditors


To the Board of Directors and Stockholders of Tapco Holdings, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity (deficit) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the consolidated financial position of Tapco Holdings, Inc. and its subsidiaries at October 31, 2002 and 2003, and the results of their operations and their cash flows for the three years in the period ended October 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, effective November 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets."


/s/ PricewaterhouseCoopers LLP

Bloomfield Hills, Michigan
December 23, 2003

Tapco Holdings, Inc.
Consolidated Balance Sheets
(dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------

                                                                                   October 31,                    July 31,
                                                                             2002               2003                2004
                                                                                                                 (unaudited)
Assets
Current assets
Cash and cash equivalents                                                $      11,912      $       1,630       $         259
Trade receivables (net of allowance of $997, $1,084 and
  $1,095 (unaudited), respectively)                                             39,275             43,179              44,995
Inventories (Note 3)                                                            13,750             13,756              19,313
Deferred income taxes (Note 10)                                                  1,749              2,019               1,182
Prepaids and other                                                               1,081                985               1,184
                                                                        ---------------     --------------    ----------------
          Total current assets                                                  67,767             61,569              66,933
                                                                        ---------------     --------------    ----------------

Property, plant and equipment, net (Note 4)                                     57,110             59,304              61,517
Goodwill (Note 2)                                                               48,787             50,711              50,895
Other intangible assets, net (Note 2)                                            8,432              9,952               9,355
Deferred financing fees, net                                                     6,239              5,005               4,124
Other assets                                                                        84                170                 156
                                                                        ---------------    ---------------     ---------------

     Total assets                                                        $     188,419      $     186,711       $     192,980
                                                                        ===============    ===============     ===============

Liabilities, preferred stock and stockholders' equity (deficit)
Current liabilities
Current portion of notes payable and long-term obligations (Note 8)      $      18,704      $      18,661       $      20,723
Trade accounts payable                                                           8,805             10,348              14,518
Taxes payable (Note 10)                                                          3,369              1,832               3,274
Accrued interest                                                                 2,551             22,362              18,580
Accrued liabilities (Note 6)                                                    12,199             12,753              11,021
                                                                        ---------------    ---------------     ---------------
     Total current liabilities                                                  45,628             65,956              68,116
                                                                        ---------------    ---------------     ---------------
Long-term obligations, net of current portion (Note 8)                         263,566            234,414             229,228
Other long-term liabilities                                                     30,245             17,474               6,579
Deferred income taxes (Note 10)                                                  5,768              9,879              10,870
                                                                        ---------------    ---------------     ---------------

      Total liabilities                                                        345,207            327,723             314,793
                                                                        ---------------    ---------------     ---------------

Commitments and contingencies (Note 12)                                              -                  -                   -

Preferred stock, par value $.01, 245,000 shares authorized,
  issued and outstanding (Note 9)                                               24,500             24,500              24,500

Stockholders' equity (deficit)
Common stock, par value $.33, 13,000,000 shares authorized,
  7,589,717 shares issued and outstanding                                        2,530              2,530               2,530
Additional paid-in capital                                                      89,097             89,097              89,097
Accumulated other comprehensive income (loss)                                   (3,283)            (1,249)               (122)
Accumulated deficit                                                           (269,632)          (255,890)           (237,818)
                                                                        ---------------    ---------------     ---------------

      Total stockholders' equity (deficit)                                    (181,288)          (165,512)           (146,313)
                                                                        ---------------    ---------------     ---------------
Total liabilities, preferred stock and stockholders' equity
  (deficit)                                                              $     188,419      $     186,711       $     192,980
                                                                        ===============    ===============     ===============

The accompanying notes are an integral part of the consolidated financial statements.


Tapco Holdings, Inc.
Consolidated Statements of Income
(dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------


                                                          For the year                        For the nine months
                                                       ended October 31,                         ended July 31,
                                             2001           2002            2003              2003             2004
                                                                                           (unaudited)      (unaudited)
      Net sales                           $  165,876     $  202,815      $  212,816        $  147,282        $  171,339
      Cost of sales                           89,667        115,513         126,729            89,617            94,979
                                         ------------   ------------    ------------      ------------      ------------

           Gross profit                       76,209         87,302          86,087            57,665            76,360

      Selling, general, and
        administrative                        27,365         33,773          34,655            25,079            28,291
      (Gain) loss on sale of fixed
        assets                                (1,537)          (444)             23                12                 9
                                         ------------   ------------    ------------      ------------      ------------
          Income from operations              50,381         53,973          51,409            32,574            48,060

      Other income (expense)
        Interest expense                     (33,397)       (31,310)        (30,456)          (22,672)          (19,499)
        Interest and dividend income             232            151              81                70                 3
          Other income (expense), net           (201)           167            (250)              109               169
                                         ------------   ------------    ------------      ------------      ------------
      Income before income taxes              17,015         22,981          20,784            10,141            28,673

          Income tax provision                 4,138          8,863           7,042             3,703            10,601
                                         ------------   ------------    ------------      ------------      ------------

      Net income                          $   12,877     $   14,118      $   13,742        $    6,438        $   18,072
                                         ============   ============    ============      ============      ============


       The accompanying notes are an integral part of the consolidated financial statements.

Tapco Holdings, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------

                                                                For the year
                                                   ---------------------------------------          For the nine months
                                                              ended October 31,                       ended July 31,
                                                    2001           2002           2003              2003            2004
                                                                                                (unaudited)      (unaudited)
Cash flow from operating activities
Net income                                       $   12,877     $   14,118     $   13,742        $    6,438      $   18,072
Adjustments to reconcile net income to
  net cash provided by operating activities
    Depreciation and amortization                     8,751          9,952         11,228             7,731           8,343
    (Gain) loss on disposition of fixed
      assets                                         (1,537)          (444)            23                12               9
    Deferred taxes                                   (2,224)         3,129          3,262             1,825           1,076
Change in other assets and liabilities,
  net of assets acquired
Trade receivables                                    (3,668)        (4,913)        (2,929)           (4,507)         (1,816)
Inventories                                           1,046          4,421            469            (3,196)         (5,557)
Prepaids and other                                      679            214           (108)             (562)           (325)
Taxes payable                                          (287)            10         (2,316)             (852)          1,442
Trade accounts payable                                  129         (1,524)           622             2,690           4,110
Accrued liabilities and other                         2,351         11,288         10,890             4,505         (14,512)
                                                ------------   ------------   ------------      ------------    ------------
    Net cash provided by operating
      activities                                     18,117         36,251         34,883            14,084          10,842
                                                ------------   ------------   ------------      ------------    ------------
Cash flows from investing activities
Purchases of fixed assets                           (10,916)       (18,393)       (12,649)          (10,870)         (9,100)
Proceeds from sale of fixed assets                       30          5,580          1,430                50              11
Acquisitions of businesses, net of cash
  acquired                                           (2,939)       (36,733)        (4,400)                -               -
                                                ------------   ------------   ------------      ------------    ------------

    Net cash used in investing activities           (13,825)       (49,546)       (15,619)          (10,820)         (9,089)
                                                ------------   ------------   ------------      ------------    ------------
Cash flows from financing activities
Debt issue costs                                     (1,130)          (518)             -                 -               -
Issuance of common stock                                 50              -              -                 -               -
Common stock redemption                                   -           (584)             -                 -               -
Issuance of preferred stock                               -         24,500              -                 -               -
Principal payments on notes payable and
  long-term obligations                             (65,755)       (40,980)       (47,713)          (30,028)        (26,189)
Proceeds from notes payable and long-term
  obligations                                        21,204         42,619         18,167            19,515          23,065
                                                ------------   ------------   ------------      ------------    ------------
    Net cash provided by (used in)
      financing activities                          (45,631)        25,037        (29,546)          (10,513)         (3,124)
                                                ------------   ------------   ------------      ------------    ------------

Net increase (decrease) in cash                     (41,339)        11,742        (10,282)           (7,249)         (1,371)
Cash and cash equivalents - beginning of
  period                                             41,509            170         11,912            11,912           1,630
                                                ------------   ------------   ------------      ------------    ------------

Cash and cash equivalents - end of period        $      170     $   11,912     $    1,630        $    4,663      $      259
                                                ============   ============   ============      ============    ============

Supplemental disclosures of cash flow
  information
Cash paid for
  Interest                                       $   22,348     $   21,852     $   18,129        $   15,324      $   12,193
                                                ============   ============   ============      ============    ============
  Income taxes                                   $    5,000     $    5,686     $    6,394        $    4,109      $    7,897
                                                ============   ============   ============      ============    ============


The accompanying notes are an integral part of the consolidated financial statements.

Tapco Holdings, Inc.
Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income (Loss)
(dollars in thousands)
-------------------------------------------------------------------------------------------------------------------
                                     Comprehensive   Common      Common     Additional    Accumulated    Accumulated        Total
                                         income       stock       stock       paid-in        other         deficit     stockholders'
                                                     shares      amount       capital     comprehensive                     equity
                                                                                          income (loss)                   (deficit)
Balance at November 1, 2000                        7,609,379    $ 2,536      $ 89,625       $      -      $ (296,627)    $ (204,466)
                                                   =========    =======      ========       ========      ==========     ==========

Foreign currency translation            $     27                                                  27                             27
Issuance of common stock                               2,000          1            49                                            50
Change in fair value of interest
  rate protection agreements,
  net of taxes of $2,766                  (4,711)                                             (4,711)                        (4,711)
Net income for the period                 12,877                                                              12,877         12,877
                                        --------   ---------    -------      --------       --------      ----------     ----------

Balance at October 31, 2001             $  8,193   7,611,379    $ 2,537      $ 89,674       $ (4,684)      $(283,750)     $(196,223)
                                        ========   =========    =======      ========       ========      ==========     ==========

Foreign currency translation                 (32)                                                (32)                           (32)
Common stock redemption                              (21,662)       (7)          (577)                                         (584)
Change in fair value of interest
  rate protection agreements,
  net of taxes of $786                     1,433                                               1,433                          1,433
Net income for the period                 14,118                                                              14,118         14,118
                                        --------   ---------    -------      --------       --------      ----------     ----------

Balance at October 31, 2002             $ 15,519   7,589,717    $ 2,530      $ 89,097       $ (3,283)     $ (269,632)    $ (181,288)
                                        ========   =========    =======      ========       ========      ==========     ==========

Foreign currency translation                 (56)                                                (56)                           (56)
Change in fair value of interest
  rate protection agreements,
  net of taxes of $786                     2,090                                               2,090                          2,090
Net income for the period                 13,742                                                              13,742         13,742
                                        --------   ---------    -------      --------       --------      ----------     ----------

Balance at October 31, 2003             $ 15,776   7,589,717    $ 2,530      $ 89,097       $ (1,249)     $ (255,890)    $ (165,512)
                                        ========   =========    =======      ========       ========      ==========     ==========

Foreign currency translation
  (unaudited)                                (60)                                                (60)                           (60)
Change in fair value of interest
  rate protection agreements,
  net of taxes of $751 (unaudited)         1,187                                               1,187                          1,187
Net income for the period (unaudited)     18,072                                                              18,072         18,072
                                        --------     ---------    -------      --------     --------      ----------     ----------

Balance at July 31, 2004 (unaudited)    $ 19,199     7,589,717    $ 2,530      $ 89,097     $   (122)     $ (237,818)    $ (146,313)
                                        ========     =========    =======      ========     ========      ==========     ==========

The accompanying notes are an integral part of the consolidated financial statements.



Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

1.       Basis of Presentation and Nature of Operations

         The accompanying financial statements have been prepared to show all of the assets, liabilities, equity and results of operations of Tapco Holdings, Inc. ("Tapco Holdings" or "Holdings") and its wholly-owned subsidiaries, Tapco International Corporation ("Tapco"), Wamco Corporation ("Wamco") and Metamora Products Corporation ("Metamora") (collectively, the "Company"). In October 2001, the Company purchased certain assets of Atlantic Shutter Systems ("Atlantic Shutter"). In April 2002, the Company formed Vantage Building Products Corporation ("Vantage"), which subsequently purchased certain assets from Vantage Products Corporation, an unaffiliated entity. In August 2003, the Company acquired MTP, Inc. ("MTP"). Accordingly, these entities have been consolidated as of the respective purchase dates. Intercompany balances, transactions and stockholdings between the entities included in the consolidated financial statements have been eliminated.

         The accompanying interim consolidated statements of income and of cash flows for the nine months ended July 31, 2003 and 2004, the consolidated statements of stockholder's equity (deficit) and comprehensive income (loss) for the nine months ended July 31, 2004, and the consolidated balance sheet as of July 31, 2004, have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the years ended October 31, 2001, 2002 and 2003. The foregoing interim consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim periods presented. Interim period operating results are not necessarily indicative of the results to be expected for the full year.

         As of October 31, 2001, 2002 and 2003 and July 31, 2004, Tapco Holdings held all of the 1,000 outstanding shares of Tapco. The majority shareholder of Tapco Holdings is Fremont Investors II, LLC. Fremont Investors II, LLC, is a Delaware limited liability company formed by Fremont Partners, L.P. ("Fremont Partners"). Fremont Partners is a private equity fund.

         Tapco is a designer and marketer of injection molded building products manufactured by Metamora and a designer, manufacturer and marketer of professional tools used in residential remodeling and construction.

         Metamora is a manufacturer of injection molded building products, primarily for use in the home construction industry.

         Wamco is a holding company.

         Builders Edge and Vantage are marketers of residential remodeling and building products manufactured by Tapco and its subsidiaries.

         Atlantic Shutter is a designer, manufacturer and marketer of functional shutters for storm protection, security and decorative applications.

         MTP is a manufacturer and marketer of specialty vinyl siding.

2.       Summary of Significant Accounting Policies

         Revenue recognition
         -------------------
         Revenue is recognized upon shipment of product to the customer. Estimated sales rebates and allowances are accrued as the related sales are recorded.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

2.       Summary of Significant Accounting Policies (continued)

         Cash and cash equivalents
         -------------------------
         The Company considers all highly-liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

         Inventories
         -----------
         Total inventories are valued at the lower of cost or estimated realizable value. Inventory cost, which includes direct material, direct labor and allocations of certain manufacturing overhead costs, is determined using the first-in, first-out method.

         Property, plant and equipment
         -----------------------------
         Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis using the estimated useful lives of the respective assets. The cost and accumulated depreciation applicable to assets retired or sold are removed from the accounts and the gain or loss on disposition is recognized in income. The Company evaluates potential impairment of long-lived assets when appropriate. If the carrying value of an asset exceeds the sum of its undiscounted expected future cash flows, the asset's carrying value is adjusted to fair value.

         Concentration of credit risk
         ----------------------------
         Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable, cash and interest rate protection agreements.

         Two customers accounted for approximately 22%, 23%, 25%, 25% and 23% of total sales for the years ended October 31, 2001, 2002 and 2003 and the nine months ended July 31, 2003 (unaudited) and 2004 (unaudited), respectively. Amounts due from these customers included in trade receivables were $9,435, $11,202 and $10,004 at October 31, 2002 and 2003 and July 31, 2004 (unaudited), respectively.

         The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company monitors its exposure for credit losses and maintains related allowances for doubtful accounts. Allowances are estimated based upon specific customer balances where a risk of default has been identified and also include a provision for non-customer specific defaults based upon historical collection, return and write-off activity.

         The Company employs interest rate protection agreements with large financial institutions as the counterparties.

         Income taxes
         ------------
         Tapco Holdings and its subsidiaries file consolidated federal income tax returns. The provision for income taxes has been computed on a separate return basis. Deferred income taxes are provided on the differences in the book and tax bases of assets and liabilities at the statutory tax rates expected to be in effect when such differences are reversed.

         Deferred costs
         --------------
         Deferred debt issue costs associated with the various debt issues are being amortized over the terms of the related loans, using the effective interest method. Amortization approximated $1,587, $1,206 $1,294, $990 and $924 for the years ended October 31, 2001, 2002 and 2003 and the nine months ended July 31, 2003 (unaudited) and 2004 (unaudited), respectively, and is included in interest expense in the statement of income and as a component of depreciation and amortization in the statement of cash flows.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

2.       Summary of Significant Accounting Policies (continued)

         Goodwill and intangible assets
         ------------------------------
         On January 1, 2002, SFAS No. 142, "Goodwill and Other Intangible Assets," became effective. In accordance with SFAS No. 142, effective November 1, 2002 the Company no longer records amortization expense related to goodwill.

         Had the non-amortization provisions of SFAS No. 142 been in effect during the years ended October 31, 2001 and 2002, net income would have been reported as follows:

                                                               October 31,
                                                        2001              2002

         Net income as reported                      $  12,877       $  14,118
         Goodwill amortization, net of tax               2,088           1,085
                                                    -----------     -----------

         Net income as adjusted                      $  14,965       $  15,203
                                                    ===========     ===========


         SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment, while the second phase, if necessary, measures the impairment.

         The Company completed the transitional and annual goodwill impairment testing in 2003 by comparing the fair value of the building products reporting unit to its carrying value. Fair value was determined using a discounted cash flows method. This evaluation indicated that goodwill recorded was not impaired.

         The changes in the carrying amount of goodwill were as follows:

                                                   October 31,         July 31,
                                               2002         2003         2004
                                                                     (unaudited)

         Balance - beginning of period       $ 35,393     $ 48,787     $ 50,711
         Additions                             14,308          445            -
         Adjustments                              171        1,479          184
         Amortization                          (1,085)           -            -
                                            ----------   ----------   ----------

         Balance - end of period             $ 48,787     $ 50,711     $ 50,895
                                            ==========   ==========   ==========

         Additions to goodwill represent the acquisition of Vantage in 2002 and MTP in 2003. Adjustments to goodwill include purchase price adjustments related to the finalization of the purchase price allocations for Atlantic Shutter in 2002, Vantage in 2003 and MTP in 2004.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

2.       Summary of Significant Accounting Policies (continued)

         Goodwill and other intangible assets (continued) Other intangible assets are stated at cost less accumulated amortization and are being amortized on a straight-line basis over their estimated useful lives. Other intangible assets consisted of the following:

                                                                      October 31, 2002
                                                       Gross                                    Net
                                                      Carrying           Accumulated          Carrying
                                                       Amount            Amortization          Amount
         Trade Names (15-35 years)                    $  3,185             $   (128)         $  3,057
         Customer list (15 years)                        5,000                 (167)            4,833
         Patents (17 years)                                552                  (10)              542
                                                     ----------           -----------       ----------
         Total                                        $  8,737             $   (305)         $  8,432
                                                     ==========           ===========       ==========

                                                                       October 31, 2003
                                                       Gross                                    Net
                                                      Carrying           Accumulated          Carrying
                                                       Amount            Amortization          Amount
         Trade Names (15-35 years)                    $  3,185             $   (272)         $  2,913
         Customer list (15 years)                        5,880                 (510)            5,370
         Patents (17 years)                                552                  (53)              499
         Non-competition agreements (5 years)              400                  (13)              387
         Technology (5 years)                              810                  (27)              783
                                                     ----------           -----------       ----------
         Total                                        $ 10,827             $   (875)         $  9,952
                                                     ==========           ===========       ==========

                                                                    July 31, 2004
                                                                     (unaudited)
                                                       Gross                                    Net
                                                      Carrying           Accumulated          Carrying
                                                       Amount            Amortization          Amount
         Trade Names (15-35 years)                    $  3,185             $   (361)         $  2,824
         Customer list (15 years)                        5,880                 (804)            5,076
         Patents (17 years)                                552                  (85)              467
         Non-competition agreements (5 years)              400                  (73)              327
         Technology (5 years)                              810                 (149)              661
                                                     ----------           -----------       ----------
         Total                                        $ 10,827             $ (1,472)         $  9,355
                                                     ==========           ===========       ==========

         As of October 31, 2003, total future annual amortization related to intangible assets is expected to approximate $796 in 2004 through 2007 and $756 in 2008.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

2.       Summary of Significant Accounting Policies (continued)

         Warranty
         --------
         Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. The liability associated with warranty was included in other long-term liabilities. Warranty activity was as follows:

                                                    October 31,        July 31,
                                                2002        2003         2004
                                                                     (unaudited)

         Balance - beginning of period         $ 137        $ 115       $ 127
         Provision for warranties issued          18           47          24
         Payments                                (40)         (35)        (15)
                                              -------      -------     -------

         Balance - end of period               $ 115        $ 127       $ 136
                                              =======      =======     =======

         Accounting for stock options
         ----------------------------
         The Company accounts for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. The stock option program provides for the granting of options to directors, officers and key employees of the Company for purchase of Tapco Holdings common shares.

         At October 31, 2003 and July 31, 2004, the Company has Stock Option and Stock Subscription Agreements with certain employees, which are described more fully in Note 7. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" to stock-based employee compensation:

                                                              For the year                      For the nine months
                                                            ended October 31,                      ended July 31,
                                                   2001           2002          2003            2003             2004
                                                                                             (unaudited)     (unaudited)
         Net income, as reported                 $ 12,877       $ 14,118      $ 13,742        $  6,438         $ 18,072
         Deduct: Total stock-based
           employee compensation
           expense determined under
           fair value based method for
           all awards, net of related tax
           effects                                   (680)          (578)         (622)           (462)            (156)
                                                ----------     ----------    ----------      ----------       ----------

         Pro forma net income                    $ 12,197       $ 13,540      $ 13,120        $  5,976         $ 17,916
                                                ==========     ==========    ==========      ==========       ==========

         The fair value of each option was estimated on the grant date using the Black-Scholes option pricing model, with no assumed dividends or volatility, a weighted average risk-free interest rate of 5.0% for 2001 and 4.23% for 2002 and expected lives of five years. No options were granted in 2003 or 2004.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

2.       Summary of Significant Accounting Policies (continued)

         Accounting for derivative instruments
         -------------------------------------
         All derivative instruments are recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in fair value are recognized currently in earnings unless the instrument qualifies for hedge accounting. Under hedge accounting, changes are recorded as a component of other comprehensive income to the extent the hedge is considered effective. Any ineffectiveness is recognized currently in earnings.

         New accounting pronouncements
         -----------------------------
         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for the Company for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective August 1, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's operating results or financial position.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies the accounting guidance on derivative instruments and hedging activities that fall within the scope of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. SFAS No. 149 is to be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on the Company's operating results or financial position.

         In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." In December 2003, the FASB issued a revision to FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 determines whether consolidation is required under the "controlling financial interest" model of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," (or other existing authoritative guidance) or, alternatively whether the variable interest model under FIN 46 should be used to account for existing and new entities. FIN 46 is effective for the Company for variable interest entities with which the Company becomes involved beginning January 1, 2004, and otherwise shall be effective for the fiscal year beginning November 1, 2005. The adoption of FIN 46 did not have a material impact on the Company's operating results or financial position as of and for the nine months ended July 31, 2004. The Company does not expect FIN 46 to have a material impact on its operating results or financial position related to variable interest entities created before December 31, 2003.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs from Exit or Disposal Activities" which requires, among other things, that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 was effective for all exit or disposal activities subsequent to December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company's operating results or financial position.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

2.       Summary of Significant Accounting Policies (continued)

         New accounting pronouncements (continued)
         -----------------------------------------
         During 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. FIN 45 also requires entities to disclose certain information about each guarantee, or group of similar guarantees, even if the likelihood of the guarantor's having to make any payments under the guarantee is remote. The adoption of FIN 45 did not have a material impact on the Company's operating results or financial position.

         Use of estimates
         ----------------
         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

         Reclassifications
         -----------------
         Certain amounts in the financial statements and notes thereto have been reclassified to conform to July 31, 2004 classifications.

3.       Inventories

         The components of inventories were as follows:

                                       October 31,                   July 31,
                                     2002            2003              2004
                                                                   (unaudited)

         Raw materials             $  4,616        $  4,583         $  5,788
         Work in process                867              24               35
         Finished goods               8,267           9,149           13,490
                                  ----------      ----------       ----------

                                   $ 13,750        $ 13,756         $ 19,313
                                  ==========      ==========       ==========

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

4.       Property, Plant and Equipment

         Property, plant and equipment (and the estimated useful life of the related assets) consisted of the following:

                                                                         October 31,                 July 31,
                                                                    2002            2003               2004
                                                                                                    (unaudited)
         Land                                                     $    912        $  1,099           $  1,101
         Building and improvements (15-39.5 years)                  14,921          17,321             17,843
         Machinery and Equipment (3-10 years)                       43,444          44,637             48,202
         Dies and molds (3-10 years)                                25,138          32,369             33,555
         Office Equipment (5-10 years)                               1,952           2,621              2,738
         Computers and software (3-5 years)                          4,062           5,447              6,709
         Construction in Progress                                    3,258             602              2,724
                                                                 ----------      ----------         ----------
                                                                    93,687         104,096            112,872
         Less - accumulated depreciation                            36,577          44,792             51,355
                                                                 ----------      ----------         ----------

                                                                  $ 57,110        $ 59,304           $ 61,517
                                                                 ==========      ==========         ==========

5.       Acquisitions

         Effective August 15, 2003, the Company acquired 100% of the stock of MTP, Inc., a manufacturer of decorative vinyl siding for a purchase price of $4,400, net of cash of $135, (including acquisition costs of approximately $143 included in accounts payable and other liabilities below). The acquisition was completed to enhance the Company's offerings of decorative building products.

         The acquisition was accounted for by the purchase method of accounting resulting in the following preliminary allocation of the purchase price to assets acquired (and the estimated useful lives of the related assets acquired where appropriate) and liabilities assumed as of the date of the acquisition:

                                                                   August 15,
                                                                      2003

         Cash                                                         $  135
         Accounts receivable                                             885
         Inventories                                                   1,090
         Property, plant, equipment, net (4-8 years)                   1,256
         Customer list (15 years)                                        880
         Technology (5 years)                                            810
         Non-competition agreement (5 years)                             400
         Goodwill (indefinite lived)                                     445
         Accounts payable and other liabilities                       (1,366)
                                                                   ----------

                                                                    $  4,535
                                                                   ==========

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

5.       Acquisitions (continued)

         The Company's methodology for allocating the purchase price to intangible assets was determined through three established valuation techniques, the income approach, the cost approach and the market approach, based on valuations performed by an independent third party.

         Goodwill is expected to be deductible for tax purposes.

         The results of the MTP acquisition are included in the consolidated financial statements as of the date of the purchase. Had the acquisition been completed effective November 1, 2001, pro forma unaudited consolidated net sales and net income would have approximated $207,321 and $14,170 for the year ended October 31, 2002 and $218,335 and $14,164 for the year ended October 31, 2003 and $142,072 and $6,037 for the nine months ended July 31, 2003 (unaudited).

         The purchase was funded through operations.

         On April 26 2002, Tapco Holdings formed Vantage Building Products Corporation ("Vantage"), which subsequently purchased certain assets from Vantage Products Corporation, an unaffiliated entity, for a purchase price of $30,000 (including acquisition costs of approximately $650 included in accounts payable and other liabilities below). Vantage Products Corporation manufactured and distributed building products used for residential remodeling and construction and was a direct competitor of Tapco. Tapco Holdings made the acquisition to ultimately consolidate Vantage's operations into Tapco's existing facilities and expand Tapco's revenue base by selling Tapco's broader line of products to Vantage customers.

         The acquisition was accounted for by the purchase method of accounting resulting in the following allocation of the purchase price to assets acquired (and the estimated useful lives of the related assets where appropriate) and liabilities assumed at the date of acquisition: April 26, 2002

         Accounts receivable                                         $  4,266
         Inventories                                                    6,420
         Other assets                                                     206
         Property, plant & equipment, net (10 years)                    2,639
         Customer list (15 years)                                       5,000
         Tradename (15 years)                                             740
         Goodwill (indefinite lived)                                   14,308
         Accounts payable and other liabilities                        (3,579)
                                                                    ----------
                                                                     $ 30,000
                                                                    ==========

         In connection with the acquisition, the Company recorded a liability of $816 related to the closure of the manufacturing facility. This amount is included in accounts payable and other liabilities above.

         The Company's methodology for allocating the purchase price to intangible assets was determined through three established valuation techniques, the income approach, the cost approach and the market approach, based on valuations performed by an independent third party.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

5.       Acquisitions (continued)

         The results of the Vantage acquisition are included in the consolidated financial statements as of the date of the purchase. Had the acquisition been completed effective November 1, 2000, pro forma unaudited consolidated net sales and net income would have approximated $192,345 and $12,595 for 2001 and $218,732 and $13,862 for 2002,
         respectively.

         Effective October 11, 2001, the Company acquired certain assets of Atlantic Shutter for approximately $1,500. The Company acquired the assets of Atlantic Shutter to add functional shutters to its product line. The acquisition resulted in an allocation of approximately $1,054 of the purchase price to goodwill, $50 to a patent and the remaining balance to tangible assets. Goodwill is not amortized but rather is reviewed for impairment in accordance with FAS 142. The patent is being amortized over its estimated remaining useful life. The consolidated financial statements include the operating results of Atlantic Shutter from the date of acquisition. Pro forma results of operations have not been presented because the effect of this acquisition was not material.

         Effective November 23, 1999, the Company acquired the remaining 50% interest in Builders Edge and certain assets of a related management service company for approximately $1,400 which was net of cash acquired of approximately $2,900. Additional payments of $9,227, of which $6,737 was paid in 2002, were made based on the results of operations of Builders Edge during fiscal 2001 and 2000 and such payments increased goodwill. Builders Edge was accounted for by the purchase method of accounting and resulted in an allocation of approximately $2,400 of the purchase price to trade names and the remainder of the purchase price to goodwill.

6.       Accrued Liabilities

         Accrued liabilities consisted of the following:

                                                                                   October 31,                  July 31,
                                                                               2002           2003                 2004
                                                                                                               (unaudited)
         Customer rebates                                                    $  2,447       $  3,247            $  3,331
         Compensation and related costs                                         4,604          2,884               3,517
         Retirement                                                             1,275          1,686               1,185
         Interest rate protection agreements, current portion
           (Note 8)                                                             1,052          1,939                   -
         Commissions                                                              550            944               1,358
         Vantage restructuring reserve                                            816              -                   -
         Other                                                                  1,455          2,053               1,630
                                                                            ----------     ----------          ----------

                                                                             $ 12,199       $ 12,753            $ 11,021
                                                                            ==========     ==========          ==========

         The Vantage restructuring reserve of $816 at October 31, 2002 was used during the year ended October 31, 2003 for restructuring activities identified with the establishment of the reserve. No other adjustments were made to the reserve during the year ended October 31, 2003.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

7.       Employee Benefit Plans

         Profit sharing/retirement plan
         ------------------------------
         The Company maintains the Tapco International Corporation Profit Sharing Plan for eligible employees. Eligibility is primarily based on years of service. Contributions are made to the plan as determined annually by the Board of Directors. Contributions charged to operations approximated $1,100, $1,300, $1,628, $1,229, and $1,157 for the years ended October 31, 2001, 2002 and 2003 and the nine months ended July 31, 2003 (unaudited) and 2004 (unaudited), respectively.

         Stock options
         -------------
         As of October 31, 2003 and July 31, 2004, Tapco Holdings has reserved 1,104,284 shares; 11.5% of its fully diluted common stock, for issuance pursuant to grants of options to management and outside directors of the Company. Tapco Holdings has entered into Stock Option and Stock Subscription Agreements ("Stock Agreements") with certain employees of the Company providing options for the purchase of up to 1,091,016 shares at exercise prices ranging from $15 to $29.50 per share. The options have a seven year term and an optionee who is still employed by Tapco Holdings or its subsidiaries on the anniversary of the grant date vests 20% each year in their options and becomes fully vested after 5 years. The Stock Agreements contain certain call and put rights and accelerated vesting provisions that may become operative in the event of a change in control of the Company, initial public offering, employee termination, death or disability. No significant compensation expense has been recorded as a result of these provisions. In addition to the option grants, management and members of the board of directors purchased approximately $50 of common stock of Tapco Holdings pursuant to the Stock Agreements during the year ended October 31, 2001. There were no purchases of common stock during the years ended October 31, 2002 and 2003 or the nine months ended July 31, 2004 (unaudited).

         The changes in stock options outstanding for the years ended October 31, 2001, 2002 and 2003 and the nine months ended July 31, 2004 were as follows:

                             October 31,                October 31,                October 31,                    July 31,
                                2001                        2002                        2003                         2004
                                                                                                                 (unaudited)
                                      Weighted                    Weighted                    Weighted                     Weighted
                                       Average                     Average                     Average                     Average
                                      Exercise                    Exercise                    Exercise                     Exercise
                        Shares          Price       Shares         Price       Shares           Price       Shares           Price
Outstanding
 at beginning
 of the period        1,045,432        $15.11     1,110,026        $16.41     1,091,016        $17.43      1,079,373        $17.43

  Granted               144,643        $25.30        91,500        $26.96             -                            -
  Exercised                 (10)       $15.00       (43,445)       $15.05        (6,986)       $17.49         (8,200)       $22.29
  Forfeited             (80,039)       $15.04       (67,065)       $15.05        (4,657)       $17.49         (8,300)       $25.81
                     -----------      --------   -----------      --------   -----------      --------    -----------      --------

Outstanding
 at end of
 the period           1,110,026        $16.41     1,091,016        $17.43     1,079,373        $17.43      1,062,873        $17.33
                     -----------      --------   -----------      --------   -----------      --------    -----------      --------

Exercisable
 at end of
 the period             379,919        $15.11       542,330        $15.75       746,387        $16.31        794,902        $16.64


Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

7.       Employee Benefit Plans (continued)

         Information with respect to stock options outstanding follows:

                                          Options             Average             Options         Average
                                       outstanding at         remaining        outstanding at     remaining
                                      October 31, 2003       contractual          July 31,     contractual
                                                            life (years)            2004        life (years)
                                                                                (unaudited)
         Exercise price
         $15.00                              807,057             3.0               803,057          2.1
         $16.18                               36,173             3.5                36,173          2.7
         $25.00                              135,000             4.5               135,000          3.7
         $26.96                               91,500             5.4                79,000          4.6
         $29.50                                9,643             4.0                 9,643          3.2
                                          -----------                           -----------

         Total                             1,079,373                             1,062,873
                                          ===========                           ===========

8.       Notes Payable and Long-Term Obligations

         Long-term obligations consisted of the following:
                                                                        October 31,                       July 31,
                                                                 2002               2003                    2004
                                                                                                        (unaudited)
         Senior Credit Facilities
            Term Loans
                Tranche A, due 2006                            $ 68,125           $ 50,625               $ 37,500
                Tranche B, due 2007                              67,920             67,218                 66,692
                Tranche C, due 2008                              48,571             48,068                 47,692
             Revolver                                            14,000              3,000                 12,000
         12.5% senior subordinated notes due 2009                39,450             39,450                 39,450
         13.125% senior subordinated notes due 2009               7,335              7,335                  7,335
         Subordinated debentures                                 37,880             37,880                 37,880
         Swingline                                                    -                 16                  1,953
         Other                                                        -                343                    197
         Unamortized discount, net                               (1,011)              (860)                  (748)
                                                              ----------         ----------             ----------
                                                                282,270            253,075                249,951
              Less-current portion                               18,704             18,661                 20,723
                                                              ----------         ----------             ----------

                                                               $263,566           $234,414               $229,228
                                                              ==========         ==========             ==========

         The annual maturities of long-term obligations at October 31, 2003 are $18,661 in 2004, $19,278 in 2005, $35,301 in 2006, $60,789 in 2007,
         $34,491 in 2008 and $84,555 thereafter.

         Senior credit facilities
         ------------------------
         The indebtedness under the Senior Credit Facilities, including the Revolving Bank Credit Facility and the Term Loans, currently bear interest at a rate based upon either (i) the Base Rate (defined as the higher of the rate of interest publicly announced by Wells Fargo in San Francisco, California as its "prime rate," or the federal funds effective rate from time to time plus 0.50%), plus 1.00% in

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

8.       Notes Payable and Long-Term Obligations (continued)

         Senior credit facilities (continued)
         ------------------------------------
         respect of the Tranche A Term Loans and the loans under the Revolving Credit Facility (the "Revolving Loans"), 1.75% in respect of the Tranche B Term Loans and 2.00% in respect of the Tranche C Term Loans, or at the Company's option, (ii) the Eurodollar Rate (as defined in the Senior Credit Facility Agreement) for one, two, three or six months, in each case plus 2.25% in respect of Tranche A Term Loans and Revolving Loans, 3.00% in respect of Tranche B Term Loans and 3.25% in respect of the Tranche C Term Loans. Performance-based reductions of the interest rates under the Term Loans and the Revolving Loans are available. Interest rates on the Term Loans ranged from 3.11% to 4.39% at October 31, 2003, and from 3.09% to 4.59% at July 31, 2004 (unaudited).

         The Senior Credit Facilities include a $37.5 million Revolving Bank Credit Facility. The Revolving Loans may be repaid and reborrowed and are subject to a commitment fee for unused availability. At October 31, 2003 and July 31, 2004 (unaudited), the aggregate availability under the Revolving Bank Credit Facility was $34,484 and $23,547, respectively.

         Subject to customary exceptions and exclusions and release mechanisms for similar transactions, all obligations under the Senior Credit Facilities are unconditionally guaranteed by each of the direct and indirect wholly owned subsidiaries of the Company, except for those subsidiaries that are controlled foreign corporations under Section 957 of the Internal Revenue Code.

         The senior credit agreement contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to grant liens, incur indebtedness, merge or consolidate with other entities, sell assets, make loans, acquisitions, joint ventures or other investments, make distributions to shareholders, become a general partner in a partnership, repurchase shares of capital stock, prepay, redeem or repurchase debt, make capital expenditures, grant negative pledges, change the nature of its business, amend its organizational documents or certain material agreements or materially change its accounting policies.

         12.5% senior subordinated notes due 2009
         ----------------------------------------
         The 12.5% Senior Subordinated Notes are unsecured senior subordinated obligations of the Company, and will mature on August 1, 2009. Each 12.5% Senior Subordinated Note bears interest at 12.5% per annum from the Closing Date, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually in arrears (to Holders of record at the close of business on the January 15 or July 15 immediately preceding the Interest Payment Date) on February 1 and August 1 of each year, commencing February 1, 2000. The annual interest rate on the 12.5% Senior Subordinated Notes will increase by 0.5% if and to the extent that the Company and the Guarantors fail to comply with certain obligations as contained in the Notes until such failure is cured. The annual interest rate on the 12.5% Senior Subordinated Notes may change based on certain provisions. The Senior Subordinated Notes are not entitled to any mandatory sinking fund requirements. The 12.5% Notes contain restrictive covenants and redemption provisions at various prices depending on the period and reasons for the redemption. During November 2000, Tapco Holdings purchased $10,750 of Tapco's 12.5% notes along with accrued interest from an unrelated party. During April 2002, Tapco Holdings sold these same notes at a discount to Fremont Partners III, L.P. During December 2003, the annual interest rate on the 12.5% Senior Subordinated Notes increased to 13.75% as a result of rating changes. Interest expense associated with these notes which was paid to Fremont Partners III, L.P. approximated $692, $1,344 and $1,096 for the years ended October 31, 2002 and 2003 and the nine months ended July 31, 2004 (unaudited), respectively.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

8.       Notes Payable and Long-Term Obligations (continued)

         13.125% senior subordinated notes due 2009
         ------------------------------------------
         The 13.125% Senior Subordinated Notes are unsecured senior obligations of the Company and will mature on August 1, 2009. Each 13.125% Senior Subordinated Note bears interest at 13.125% per annum from the closing date, or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2002. The annual interest rate on the 13.125% Senior Subordinated Notes will increase by 2% if and to the extent that the Company and Guarantors fail to comply with certain obligations as contained in the Notes until such failure is cured. The Notes are not entitled to any mandatory sinking fund requirements. The Notes contain restrictive covenants and redemption provisions at various prices depending on the period and reasons for the redemption.

         Subordinated debentures
         -----------------------
         In connection with the Recapitalization on June 23, 1999, Tapco Holdings issued to Fremont Investors subordinated debentures in the aggregate principal amount of $60,000 with a maturity date of June 23, 2010. The subordinated debentures are subordinated in right of payment to all existing and future senior indebtedness of Tapco Holdings. The subordinated debentures bear interest at a rate of 17% per annum, compounded annually. If there is an event of default, the interest rate will increase to 19%. While interest will accrue and compound annually during the first five years, all accrued interest accruing during the first five years, except an amount equal to one year's interest on the principal amount of the debentures will be paid during the sixth year. Thereafter, all interest will be paid in cash. Tapco Holdings may also pay interest in cash during such five-year period to the extent it has cash available for such purpose. Approximately $26,236, $17,346 and $6,443 of accrued interest was included in other long-term liabilities at October 31, 2002, 2003 and July 31, 2004 (unaudited), respectively. The subordinated debentures are redeemable without penalty on each anniversary of their issuance. The subordinated debentures contain covenants that, among other things, restrict the ability of Tapco Holdings and its subsidiaries (including Tapco) to merge or consolidate with other entities or sell all or a substantial part of the assets of Tapco Holdings and its subsidiaries. During November 2000, Tapco Holdings purchased and retired $22,120 of Fremont Debentures and paid accrued interest of $5,564. During November 2003, Tapco Holdings paid $20,000 to Fremont Investors for accrued interest on subordinated debentures. The accrued interest payable for the subordinated debentures was $37,435 at October 31, 2003 and $24,383 at July 31, 2004 (unaudited).

         Unamortized Discount
         --------------------
         The unamortized discount relates to the sale of Tapco's 12.5% Senior Subordinated Notes to Fremont Partners III, L.P. and Fremont Partners III Side-by-Side, L.P. with a par value of $10,750 at a discount of $645, and the issuance of Tapco Holdings 13.125% Senior Subordinated Notes to Fremont Partners III, L.P. and Fremont Partners III Side-by-Side, L.P. with a par value of $7,335 at a discount of $440 in connection with the Vantage acquisition. The discount is being amortized over the term of the related notes.

         Interest rate protection agreements
         -----------------------------------
         The Company manages its exposure to changes in interest rates through the use of interest rate protection agreements ("swaps"). These interest rate derivatives are designated as cash flow hedges. The effective portion of the swap's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. The Company does not use derivatives for speculative purposes.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

8.       Notes Payable and Long-Term Obligations (continued)

         Interest rate protection agreements (continued)
         -----------------------------------------------
         During October 1999, the Company entered into an interest rate swap agreement to hedge a portion of its interest rate risk related to its term loan borrowings under the Senior Credit Facility. Under the interest rate swap, which had a term of three years, the Eurodollar Rate (used as the basis for interest payments under the Senior Credit Facilities) was effectively fixed at 6.56% for $45,000 of borrowings. This interest rate swap agreement expired on October 31, 2002. In April 2001, the Company entered into a second interest rate swap with a term of three years in which the Eurodollar Rate was effectively fixed at 4.97% for $145,000 of borrowings. This interest rate swap agreement expired on April 4, 2004. As of October 31, 2003, the notional amount remaining on this interest rate swap was $100,000. Neither the Company nor the counterparties were required to collateralize their respective obligations under these agreements.

         The fair value of the Company's liability associated with its interest rate protection agreements approximated $5,258 and $1,939 at October 31, 2002 and 2003, respectively. The $1,939 balance at October 31, 2003 was included in accrued liabilities and classified as current based on the April 2004 maturity date. Similarly, $1,052 and $4,206, of the swap liability was included in accrued liabilities and other long-term liabilities at October 31, 2002, respectively, based on the maturity date. The change in the fair value of these agreements has been included in other comprehensive income, net of tax.

         Under these swaps, the Company recognized additional interest expense of $1,203, $5,725 and $4,067, $3,067 and $1,655 during the years ended
         October 31, 2001, 2002 and 2003 and the nine months ended July 31, 2003 (unaudited) and 2004 (unaudited), respectively.

9.       Preferred Stock

         During 2002, the Company issued 245,000 shares of preferred stock at a price of $100 per share (initial stated amount of $24.5 million) to Fremont Partners III, L.P. and Fremont Partners III Side-by-Side, L.P. in connection with the Vantage acquisition. Quarterly dividends accrue on a cumulative basis at a rate which is the greater of 3.1875% of the stated amount or a rate that would have been payable to holders of common stock. The dividends are not payable in cash but accrue on a cumulative basis as an increase in the stated amount of the preferred stock. Cumulative dividends were $1,623, $5,117 and $8,040 as of October 31, 2002 and 2003 and July 31, 2004 (unaudited), respectively.

         The preferred stock is convertible at any time into shares of the Company's common stock. Shares of common stock are determined by dividing the stated value of the preferred stock (including dividends to the next quarterly dividend date) by $28.50. The Company may at any time following an initial public offering or in connection with a change in control transaction redeem the preferred shares at an amount which is the greater of the stated amount plus dividends to the next quarterly dividend date or the value based on an assumed conversion to common stock. The minimum amount of any initial redemption shall be $5 million.

         In the event of any voluntary or involuntary liquidation, the holders of the preferred stock shall be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of any shares of other junior capital stock.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

10.      Income Taxes

         The provision for income taxes was comprised of the following:

                                           For the years ended October 31,
                                        2001            2002            2003
         Current
         United States
            Federal                   $  5,913        $ 5,045         $ 3,870
            State                          475            596             677
                                     ----------      ---------       ---------
                                         6,388          5,641           4,547
                                     ----------      ---------       ---------
         Deferred
         United States
            Federal                     (2,240)         3,173           2,319
            State                          (10)            49             176
                                     ----------      ---------       ---------
                                        (2,250)         3,222           2,495
                                     ----------      ---------       ---------

                                      $  4,138        $ 8,863         $ 7,042
                                     ==========      =========       =========

         During the year ended October 31, 2001, the deferred tax liability related to equity income which was recorded for book purposes but not for tax purposes was reversed as earnings were remitted to Tapco in a tax free dividend.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

10.      Income Taxes (continued)

         Deferred income taxes represent the tax effects of differences in the book and tax reporting basis of assets and liabilities at the statutory tax rates expected to be in effect when such differences reverse. Temporary differences and carryforwards that gave rise to a significant portion of deferred tax assets and liabilities include:

                                                                       October 31,
                                                                 2002             2003
         Current
         Deferred tax assets
             Employee benefits                                 $    349         $    451
             Inventory provisions                                    45               43
             Bad debt reserve                                       685              402
             Interest rate protection agreements                    396              717
             Other nondeductible provisions                         275              302
                                                              ----------       ----------

                Total current deferred tax assets                 1,750            1,915
                                                              ----------       ----------

         Deferred tax liabilities, other items                      (1)              104
                                                              ----------       ----------

                Net current deferred tax asset                 $  1,749         $  2,019
                                                              ----------       ----------

         Noncurrent
         Deferred tax assets
             Interest rate protection agreements               $  1,584         $      -
             Other nondeductible provisions                         514              966
                                                              ----------       ----------

                Total noncurrent deferred tax assets              2,098              966

         Deferred tax liabilities
             Tax depreciation and basis differences              (6,405)          (8,963)
             Other provisions                                    (1,461)          (1,882)
             Investment basis differences                             -                -
                                                              ----------       ----------

                Total deferred tax liability                     (7,866)         (10,845)
                                                              ----------       ----------

              Net noncurrent deferred tax liability            $ (5,768)        $ (9,879)
                                                              ==========       ==========


Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

10.      Income Taxes (continued)

         Differences between the effective income tax rate and the statutory U.S. federal income tax rate are as follows:

                                                         For the year ended October 31,
                                                        2001         2002         2003
         Statutory U.S. federal income tax rate          35.0%        35.0%        35.0%
         Permanent items                                  1.3%         1.0%         0.2%
         State and local income tax rate, net of
          federal income tax benefit                      1.8%         1.8%         2.7%
         Reversal of deferred tax liability for
           unremitted earnings of a subsidiary          -12.8%         0.0%         0.0%
         Reversal of prior year federal tax
           provision                                      0.0%         0.0%        -4.6%
         Other                                           -1.0%         0.8%         0.6%
                                                      ---------    ---------    ---------

         Effective income tax rate                       24.3%        38.6%        33.9%
                                                      =========    =========    =========

         During the fourth quarter of 2003, the Company determined that certain reserves for tax positions previously taken were no longer necessary; therefore, the Company reduced taxes payable by $959.

11.      Financial Instruments

         The following assumptions were used to estimate the fair value of financial instruments included in the following categories:

         Cash and cash equivalents, accounts and notes receivable
         --------------------------------------------------------
         The carrying value approximates the fair value based on their short maturity.

         Debt
         ----
         The fair value of the Company's debt is estimated to approximate carrying value based on the variable nature of the interest rates and current market rates available to the Company. It is not practicable to estimate the fair value of the Fremont Debentures.

         Interest rate protection agreements
         -----------------------------------
         The fair value of the interest rate protection agreements approximated a loss of $5,258 and $1,939 at October 31, 2002 and 2003, respectively. The fair value of the interest rate protection agreements was based principally on quoted market prices for the same or similar issues for debt with similar terms and remaining maturities.

12.      Commitments and Contingent Liabilities

         The Company has certain contingent liabilities with respect to existing or potential claims relating to legal proceedings and other matters. The Company provides reserves for such matters when it is probable that future costs will be incurred and such costs can be reasonably estimated. After taking into consideration legal counsel's evaluation of such matters and related reserves, it is management's opinion that the Company's liability under any pending or threatened litigation would not materially affect its financial condition or results of operations. In connection with the recapitalization of the Company in 1999, the Company is indemnified with respect to certain of these matters.

Tapco Holdings, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

13.      Related Party Transactions

         The Company is party to a management services agreement with Fremont Partners pursuant to which Fremont Partners provides certain management services in connection with the Company's business operations, including strategic planning, finance, legal, tax and accounting services. The Company pays Fremont Partners an annual management fee of $500 to render such services. Included in accrued liabilities at October 31, 2002 and 2003 was $125 payable to Fremont Partners related to this management services agreement. At July 31, 2004 there was no payable to Fremont Partners related to this management services agreement.

                             HEADWATERS INCORPORATED
                  INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION
                     (dollar and share amounts in thousands)


Eldorado Stone
--------------

On June 2, 2004, Headwaters acquired 100% of the ownership interests of Eldorado Stone LLC ("Eldorado") and paid off all of Eldorado's outstanding debt. Eldorado is based in San Marcos, California and is a leading manufacturer of architectural manufactured stone. With over 1,600 distributors, Eldorado provides Headwaters with a national platform for expanded marketing of "green" building products, such as mortar and stucco made with reclaimed fly ash from coal combustion. Headwaters expects Eldorado, which is included in its construction materials segment, to provide critical mass and improved margins in Headwaters' efforts to expand the use of fly ash in building products.

At the closing of the Eldorado acquisition, Headwaters paid consideration consisting of cash payments to the owners of Eldorado of approximately $137.0 million and cash payments of approximately $69.6 million to retire Eldorado debt and related accrued interest, for an aggregate purchase price of $206.6 million, which together with estimated expenses incurred by Headwaters to consummate the Eldorado acquisition of approximately $3.8 million, constitutes total consideration of approximately $210.4 million. Eldorado's results of operations have been included in Headwaters' consolidated statement of income since June 2, 2004.

In connection with the Eldorado acquisition, Headwaters issued $172,500 of new convertible senior subordinated debt and also borrowed funds under its senior secured revolving credit arrangement and an arrangement with an investment company, the latter two of which were repaid prior to June 30, 2004.

Tapco
-----

On September 8, 2004, Headwaters acquired 100% of the ownership interests of Tapco Holdings, Inc. ("Tapco") and paid off all of Tapco's outstanding debt. Tapco is headquartered in Wixom, Michigan and is a leading designer, manufacturer and marketer of specialty building products and professional tools used in exterior residential home improvement and construction throughout the United States and Canada. Headwaters expects the Tapco acquisition to further diversify Headwaters' cash flow stream away from its historical reliance on alternative energy. Tapco brings economy of scale and manufacturing expertise that results in some of the lowest manufacturing costs in the siding accessory industry, which is expected to improve margins in Headwaters' construction materials segment. Headwaters may also be able to leverage Tapco's distribution networks to accelerate sales of Headwaters' diverse construction materials product portfolio.

At the closing of the Tapco acquisition, Headwaters paid consideration consisting of cash payments to the owners of Tapco of approximately $415,000 and cash payments of approximately $300,000 to retire Tapco debt, preferred stock and related accrued interest, for an aggregate purchase price of $715,000 which, together with estimated expenses incurred by Headwaters to consummate the Tapco acquisition of approximately $8,500, constitutes total consideration of approximately $723,500.

                             HEADWATERS INCORPORATED
                  INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION
                     (dollar and share amounts in thousands)

In order to obtain the cash necessary to acquire Tapco, retire the Tapco debt and preferred stock, and repay Headwaters' existing senior debt, the pro forma financial information reflects the issuance by Headwaters of $790,000 of debt consisting of $640,000 of senior secured debt under a first lien with a six and one-half-year term and a floating interest rate (assumed interest rate of 4.45%), and $150,000 of senior secured debt under a second lien with an eight-year term and a floating interest rate (assumed interest rate of 7.7%).

Pro Forma Condensed Combined Financial Statements
-------------------------------------------------

The pro forma condensed combined balance sheet gives effect to the Tapco acquisition as if it had been completed as of June 30, 2004 and combines the historical June 30, 2004 balance sheet for Headwaters with the historical July 31, 2004 balance sheet for Tapco. Eldorado's balance sheet is included within Headwaters' June 30, 2004 historical balance sheet. The pro forma condensed combined statements of income for the year ended September 30, 2003 and the nine months ended June 30, 2004 give effect to both acquisitions as if they had occurred on October 1, 2002.

The pro forma condensed combined statement of income for the year ended September 30, 2003 combines Headwaters' historical results for the fiscal year ended September 30, 2003 with Eldorado's historical results for the fiscal year ended December 31, 2003 and with Tapco's historical results for the fiscal year ended October 31, 2003. The pro forma condensed combined statement of income for the nine months ended June 30, 2004 combines Headwaters' historical results, which include Eldorado's results for June 2004, with Eldorado's historical results for the eight-month period ended May 31, 2004 and with Tapco's historical results for the nine-month period ended July 31, 2004. Accordingly, Eldorado's historical results for the three-month period from October 1, 2003 to December 31, 2003 are included in both the pro forma condensed combined statement of income for the year ended September 30, 2003 and the pro forma condensed combined statement of income for the nine months ended June 30, 2004. Eldorado revenues and net income for the three-month period ended December 31, 2003 which were included in both of these periods were $28,173 and $894, respectively.

The pro forma condensed combined information is presented for illustrative purposes only. Such information does not purport to be indicative of the results of operations and financial position that actually would have resulted had the acquisitions occurred on the dates indicated, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available at the time of filing this Form 8-K.

                                                     HEADWATERS INCORPORATED
                                      UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                       as of June 30, 2004


                                                                        Historical
                                                           ----------------------------------      Pro Forma          Pro Forma
(thousands of dollars)                                          Headwaters         Tapco          Adjustments         Combined
---------------------------------------------------------------------------------------------------------------------------------
                                                              June 30, 2004     July 31, 2004
ASSETS

Current assets:
      Cash and cash equivalents                                 $   10,723       $      259       $  790,000   A
                                                                                                    (415,723)  B
                                                                                                    (299,277)  C
                                                                                                      (8,500)  D
                                                                                                     (17,000)  E
                                                                                                     (48,750)  F     $    11,732
      Short-term trading investments                                23,635                                                23,635
      Trade receivables, net                                        75,247           44,995                              120,242
      Inventories                                                   26,175           19,313                               45,488
      Other current assets                                          15,394            2,366                               17,760
                                                          ---------------------------------------------------     ---------------
           Total current assets                                    151,174           66,933              750             218,857
                                                          ---------------------------------------------------     ---------------

Property, plant and equipment, net                                  86,693           61,517                              148,210
                                                          ---------------------------------------------------     ---------------

Other assets:
      Intangible assets, net of accumulated amortization           127,375            9,355           (9,355)  G
                                                                                                     185,500   H         312,875
      Goodwill                                                     280,656           50,895          (50,895)  I
                                                                                                     518,107   J         798,763
      Debt issue costs and other assets                              9,667            4,280           (4,124)  K
                                                                                                      17,000   L          26,823
                                                          ---------------------------------------------------     ---------------
           Total other assets                                      417,698           64,530          656,233           1,138,461
                                                          ---------------------------------------------------     ---------------

           Total assets                                         $  655,565       $  192,980       $  656,983         $ 1,505,528
                                                          ===================================================     ===============


(continued)

                                                     See accompanying notes.

                                                     HEADWATERS INCORPORATED
                                 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET, continued
                                                       as of June 30, 2004

                                                                        Historical
                                                           ----------------------------------      Pro Forma          Pro Forma
(thousands of dollars)                                          Headwaters         Tapco          Adjustments         Combined
---------------------------------------------------------------------------------------------------------------------------------
                                                              June 30, 2004     July 31, 2004
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable                                          $   21,410       $   14,518                          $    35,928
      Accrued personnel costs                                       14,770            4,702                               19,472
      Income taxes                                                  15,672            3,274                               18,946
      Other accrued liabilities                                     24,069           24,899       $  (18,580)  M          30,388
      Current portion of long-term debt                             10,299           20,723          (20,657)  N
                                                                                                      (5,000)  O
                                                                                                       6,400   P          11,765
      Current portion of unamortized non-refundable
        license fees                                                 9,559                                                 9,559
                                                                ---------------------------------------------       -------------
           Total current liabilities                                95,779           68,116          (37,837)            126,058
                                                                ---------------------------------------------       -------------

Long-term liabilities:
      Long-term debt                                               219,282          229,228         (229,097)  Q

                                                                                                     (43,750)  R
                                                                                                     633,600   S
                                                                                                     150,000   T         959,263
      Deferred income taxes                                         49,237           10,870           68,697   U         128,804
      Unamortized non-refundable license fees and
        other long-term liabilities                                  5,189            6,579
                                                                                                      (6,443)  V           5,325
                                                                ---------------------------------------------       -------------
           Total long-term liabilities                             273,708          246,677          573,007           1,093,392
                                                                ---------------------------------------------       -------------
           Total liabilities                                       369,487          314,793          535,170           1,219,450
                                                                ---------------------------------------------       -------------

Preferred stock                                                                      24,500          (24,500)  W               -

Stockholders' equity (deficit):
      Common stock                                                      34            2,530           (2,530)  X              34
      Capital in excess of par value                               233,102           89,097          (89,097)  Y         233,102
      Retained earnings (accumulated deficit)                       56,992         (237,818)         237,818   Z          56,992
      Treasury stock, at cost                                       (2,637)                                               (2,637)
      Other                                                         (1,413)            (122)             122   AA         (1,413)
                                                                ---------------------------------------------       -------------
           Total stockholders' equity (deficit)                    286,078         (146,313)         146,313             286,078
                                                                ---------------------------------------------       -------------
           Total liabilities, preferred stock and stockholders'
             equity (deficit)                                   $  655,565       $  192,980       $  656,983         $ 1,505,528
                                                                =============================================       =============


                                                     See accompanying notes.

                                                     HEADWATERS INCORPORATED
                                   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                              For the year ended September 30, 2003


                                                                       Historical
(thousands of dollars and shares,                     --------------------------------------------  Pro Forma        Pro Forma
except per share amounts)                                Headwaters      Eldorado         Tapco     Adjustments      Combined
----------------------------------------------------------------------------------------------------------------------------------
                                                        (Year ended    (Year ended    (Year ended
                                                       Sep. 30, 2003) Dec. 31, 2003) Oct. 31, 2003)
Revenue:
      Sales of chemical reagents                        $  128,375                                                  $  128,375
      License fees                                          35,726                                                      35,726
      Coal combustion products revenues                    169,938                                                     169,938
      Sales of construction materials                       49,350     $  103,659      $  212,816                      365,825
      Other revenues                                         4,241                                                       4,241
                                                       --------------------------------------------------------     -----------
          Total revenue                                    387,630        103,659         212,816                      704,105
                                                       --------------------------------------------------------     -----------
Operating costs and expenses:
      Cost of chemical reagents sold                        87,386                                                      87,386
      Cost of coal combustion products revenues            123,146                                                     123,146
      Cost of construction materials sold                   37,689         72,060         126,729                      236,478
      Cost of other revenues                                 3,919                                                       3,919
      Depreciation and amortization                         12,982          6,526           1,870   $   (5,881) BB
                                                                                                         2,285  CC
                                                                                                          (570) DD
                                                                                                        14,183  EE      31,395
      Research and development                               4,674                                                       4,674
      Selling, general and administrative                   40,715         17,059          32,785                       90,559
                                                       --------------------------------------------------------     -----------
          Total operating costs and expenses               310,511         95,645         161,384       10,017         577,557
                                                       --------------------------------------------------------     -----------
Operating income                                            77,119          8,014          51,432      (10,017)        126,548
                                                       --------------------------------------------------------     -----------

Other income (expense):
      Interest and net investment income                       310                             81                          391
      Interest expense                                     (15,687)        (5,349)        (30,456)       4,765  FF
                                                                                                           584  GG
                                                                                                          (886) HH
                                                                                                        (1,483) II
                                                                                                        (4,959) JJ
                                                                                                        29,162  KK
                                                                                                         1,294  LL
                                                                                                        (2,598) MM
                                                                                                       (28,481) NN
                                                                                                         1,638  OO
                                                                                                       (11,550) PP
                                                                                                          (375) QQ     (64,381)
      Losses on notes receivable and investments            (2,436)                                                     (2,436)
      Other, net                                               775                           (273)                         502
                                                       --------------------------------------------------------     -----------
          Total other expense, net                         (17,038)        (5,349)        (30,648)     (12,889)        (65,924)
                                                       --------------------------------------------------------     -----------
Income before income taxes                                  60,081          2,665          20,784      (22,906)         60,624
      Income tax provision                                 (23,450)                        (7,042)       6,830  RR     (23,662)
                                                       --------------------------------------------------------     -----------
Net income                                              $   36,631     $    2,665      $   13,742   $  (16,076)     $   36,962
                                                       ========================================================     ===========

                                                        $     1.35                                                  $     1.36
                                                       ============                                                 ===========
                                                        $     1.30                                                  $     1.31
                                                       ============                                                 ===========
Basic earnings per common share
Diluted earnings per common share

Weighted-average shares outstanding:
      Basic                                                 27,083                                                      27,083
                                                       ============                                                 ===========
      Diluted                                               28,195                                                      28,195
                                                       ============                                                 ===========


                                                             See accompanying notes.

                                                             HEADWATERS INCORPORATED
                                           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                                    For the nine months ended June 30, 2004


                                                                        Historical
(thousands of dollars and shares,                    ---------------------------------------------   Pro Forma       Pro Forma
except per share amount)                               Headwaters(1)   Eldorado(2)       Tapco(3)   Adjustments      Combined
---------------------------------------------------------------------------------------------------------------------------------
Revenue:
     Sales of chemical reagents                         $   98,393                                                  $   98,393
     License fees                                           59,276                                                      59,276
     Coal combustion products revenues                     143,363                                                     143,363
     Sales of construction materials                        49,961     $   78,491      $  171,339                      299,791
     Other revenues                                          4,315                                                       4,315
                                                      ---------------------------------------------------------    ------------
          Total revenue                                    355,308         78,491         171,339                      605,138
                                                      ---------------------------------------------------------    ------------
Operating costs and expenses:
     Cost of chemical reagents sold                         66,804                                                      66,804
     Cost of coal combustion products revenues             102,835                                                     102,835
     Cost of construction materials sold                    38,921         54,352          94,979                      188,252
     Cost of other revenues                                    362                                                         362
     Depreciation and amortization                          11,056          4,484           1,628       (4,051) BB
                                                                                                         1,523  CC
                                                                                                          (597) DD
                                                                                                        10,637  EE      24,680
     Research and development                                5,135                                                       5,135
     Selling, general and administrative                    42,340         14,006          26,663                       83,009
                                                      ---------------------------------------------------------    ------------
          Total operating costs and expenses               267,453         72,842         123,270        7,512         471,077
                                                      ---------------------------------------------------------    ------------
Operating income                                            87,855          5,649          48,069       (7,512)        134,061
                                                      ---------------------------------------------------------    ------------

Other income (expense):
     Interest and net investment income                        380                              3                          383
     Interest expense                                      (12,633)        (3,641)        (19,499)       3,252  FF
                                                                                                           389  GG
                                                                                                          (590) HH
                                                                                                          (989) II
                                                                                                        (3,306) JJ
                                                                                                        18,575  KK
                                                                                                           924  LL
                                                                                                        (1,949) MM
                                                                                                       (21,360) NN
                                                                                                         1,229  OO
                                                                                                        (8,663) PP
                                                                                                          (281) QQ     (48,542)
     Losses on notes receivable                             (1,038)                                                     (1,038)
     Other, net                                             (1,080)             -             100                         (980)
                                                      ---------------------------------------------------------    ------------
          Total other expense, net                         (14,371)        (3,641)        (19,396)     (12,769)        (50,177)
                                                      ---------------------------------------------------------    ------------
Income before income taxes                                  73,484          2,008          28,673      (20,281)         83,884
     Income tax provision                                  (28,705)                       (10,601)       6,545  RR     (32,761)
                                                      ---------------------------------------------------------    ------------
Net income                                              $   44,779     $    2,008      $   18,072   $  (13,736)     $   51,123
                                                      =========================================================    ============

Basic earnings per common share                         $     1.43                                                  $     1.63
                                                      =============                                                ============
Diluted earnings per common share                       $     1.38                                                  $     1.57
                                                      =============                                                ============

Weighted-average shares outstanding:
     Basic                                                  31,287                                                      31,287
                                                      =============                                                ============
     Diluted                                                32,501                                                      32,501
                                                      =============                                                ============


                                                     See accompanying notes.


(1) Includes Eldorado's results of operations for June 2004
(2) Includes Eldorado's results of operations for the eight-month period ended
    May 31, 2004
(3) Represents Tapco's results of operations for the nine-month period ended
    July 31, 2004


                             HEADWATERS INCORPORATED
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS
                     (dollar and share amounts in thousands)

1.       Basis of Presentation

The pro forma condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

2.       Acquisition of Eldorado Stone LLC

On June 2, 2004, Headwaters acquired 100% of the ownership interests of Eldorado Stone LLC ("Eldorado") and paid off all of Eldorado's outstanding debt. Eldorado is based in San Marcos, California and is a leading manufacturer of architectural manufactured stone. With over 1,600 distributors, Eldorado provides Headwaters with a national platform for expanded marketing of "green" building products, such as mortar and stucco made with reclaimed fly ash from coal combustion. Headwaters expects Eldorado, which is included in its construction materials segment, to provide critical mass and improved margins in Headwaters' efforts to expand the use of fly ash in building products. Eldorado's results of operations have been included in Headwaters' consolidated statement of income since June 2, 2004.

In connection with the Eldorado acquisition, Headwaters issued $172,500 of new convertible senior subordinated debt and also borrowed funds under its senior secured revolving credit arrangement and an arrangement with an investment company, the latter two of which were repaid prior to June 30, 2004.

The following table sets forth the total consideration paid for Eldorado:

Cash paid to Eldorado owners                                       $   136,982
Cash paid to retire Eldorado debt and related accrued interest          69,650
Costs directly related to acquisition                                    3,800
                                                                   -----------
      Total consideration at closing                               $   210,432
                                                                   ===========

The Eldorado acquisition was accounted for using the purchase method of accounting. The consideration Headwaters paid for Eldorado was negotiated at arms length and assets acquired and liabilities assumed were recorded at their estimated fair values as of June 2, 2004. Approximately $8,153 of the purchase price was allocated to identifiable intangible assets, consisting of non-compete agreements, trade names and trademarks and franchise contracts with existing franchisees. The intangible assets are being amortized over estimated useful lives ranging from three to ten years. The remaining purchase price not attributable to the tangible and identifiable intangible assets was allocated to goodwill, most of which is expected to be tax deductible. All of the intangible assets and goodwill have been allocated to Headwaters' construction materials segment.

Headwaters adjusted the preliminary purchase price allocation from what was reflected in its Form 8-K filed on May 25, 2004 based on additional information in more recent valuation reports and additional consideration paid, due primarily to working capital adjustments at closing. The following table sets forth the most recent and the preliminary allocations of the total consideration to the tangible and intangible assets acquired and liabilities assumed:

                                                              Most Recent      Preliminary
                                                              -----------      -----------
Tangible assets acquired, net of liabilities assumed           $  41,358        $  41,643
Intangible assets acquired (useful life):
   Franchise contracts with existing franchisees (10 years)          814            2,000
   Trademarks and trade names (5 years)                            1,087            1,000
   Non-compete agreements (3 years)                                6,252            7,000
   Goodwill (indefinite)                                         160,921          154,357
                                                               ---------        ---------
      Total consideration at closing                           $ 210,432        $ 206,000
                                                               =========        =========

The final purchase price and the allocation thereof will likely differ from that reflected above after final fixed asset and intangible asset valuation reports are received, and a detailed review of all assets and liabilities, including income taxes and potential adjustments to the working capital acquired at closing, has been completed. Pre-acquisition contingencies, which are not material, are included in the value of liabilities assumed as of June 2, 2004 and any change from the recorded amounts is expected to be immaterial. The final purchase price allocation is expected to be completed by March 31, 2005. Any changes to the purchase price allocation are not expected to materially increase or decrease depreciation and amortization expense, but may have a material effect on the amount of recorded goodwill.

3.       Acquisition of Tapco Holdings, Inc.

On September 8, 2004, Headwaters acquired 100% of the ownership interests of Tapco Holdings, Inc. ("Tapco") and paid off all of Tapco's outstanding debt. Tapco is headquartered in Wixom, Michigan and is a leading designer, manufacturer and marketer of specialty building products and professional tools used in exterior residential home improvement and construction throughout the United States and Canada. Headwaters expects the Tapco acquisition to further diversify Headwaters' cash flow stream away from its historical reliance on alternative energy. Tapco brings economy of scale and manufacturing expertise that results in some of the lowest manufacturing costs in the siding accessory industry, which is expected to improve margins in Headwaters' construction materials segment. Headwaters may also be able to leverage Tapco's distribution networks to accelerate sales of Headwaters' diverse construction materials product portfolio. Tapco's results of operations will be included in Headwaters' consolidated statement of income beginning September 8, 2004.

The following table sets forth the estimated consideration to be paid to acquire
Tapco:

Cash paid to Tapco stockholders                              $      415,723
Cash paid to retire Tapco debt, preferred stock and
  related accrued interest                                          299,277
Estimated costs directly related to acquisition                       8,500
                                                             --------------
      Total consideration                                    $      723,500
                                                             ==============

In order to obtain the cash necessary to acquire Tapco, retire the Tapco debt and preferred stock, and repay Headwaters' existing senior debt, the pro forma financial information reflects the issuance by Headwaters of $790,000 of debt consisting of $640,000 of senior secured debt under a first lien with a six and one-half-year term and a floating interest rate (assumed interest rate of LIBOR plus 2.75%, or 4.45%), and $150,000 of senior secured debt under a second lien with an eight-year term and a floating interest rate (assumed interest rate of LIBOR plus 6.00%, or 7.7%).

The senior secured first lien credit arrangement also includes a $75,000 revolver available to Headwaters which carries a 0.5% commitment fee on unused amounts and a floating interest rate of LIBOR plus 2.75%. Headwaters expects to incur approximately $17,000 of debt issuance costs in connection with the issuance of the new senior debt, which has an assumed weighted-average effective interest rate of approximately 5.1%, excluding amortization of the debt issuance costs and the commitment fee on the unused portion of the revolver.

The consideration Headwaters paid for Tapco was negotiated at arms length and assets acquired and liabilities assumed will be recorded at their estimated fair values as of September 8, 2004. In accordance with SFAS No. 141, approximately $185,500 of the estimated purchase price was allocated to estimated identifiable intangible assets consisting of customer relationships, trade names, patents and non-compete agreements. The estimated intangible assets have estimated average useful lives ranging from 2 to 20 years, with an estimated weighted average life of approximately 13 years. The remaining purchase price not attributable to the tangible and identifiable intangible assets will be allocated to goodwill, which is not expected to be tax deductible. All of the intangible assets and goodwill will be allocated to Headwaters' construction materials segment.

The following table sets forth a preliminary allocation of the total estimated consideration to the tangible and intangible assets acquired and liabilities assumed:

Preliminary purchase price allocation:
   Tangible assets acquired, net of liabilities assumed         $       19,893
   Intangible assets acquired, estimated (useful life):
      Customer relationships (15 years)                                 80,000
      Trade names (20 years)                                            62,000
      Patents (10 years)                                                40,000
      Non-compete agreements (2 years)                                   3,500
      Goodwill (indefinite)                                            518,107
                                                                --------------
         Total consideration at closing                         $      723,500
                                                                ==============

The final purchase price and the allocation thereof will differ from that reflected above after final fixed asset and intangible asset valuation reports are received and a detailed review of all assets and liabilities, including income taxes, has been completed. The final purchase price allocation is expected to be completed by June 30, 2005. The final purchase price allocation may materially increase or decrease depreciation and amortization expense from the estimated amounts reflected in the pro forma information and may have a material effect on the amount of recorded goodwill.

4.       Pro Forma Financial Statements and Adjustments

The pro forma condensed combined balance sheet gives effect to the Tapco acquisition as if it had been completed as of June 30, 2004 and combines the historical June 30, 2004 balance sheet for Headwaters with the historical July 31, 2004 balance sheet for Tapco. Eldorado's balance sheet is included within Headwaters' June 30, 2004 historical balance sheet. The pro forma condensed combined statements of income for the year ended September 30, 2003 and the nine months ended June 30, 2004 give effect to both acquisitions as if they had occurred on October 1, 2002.

The pro forma condensed combined statement of income for the year ended September 30, 2003 combines Headwaters' historical results for the fiscal year ended September 30, 2003 with Eldorado's historical results for the fiscal year ended December 31, 2003 and with Tapco's historical results for the fiscal year ended October 31, 2003. The pro forma condensed combined statement of income for the nine months ended June 30, 2004 combines Headwaters' historical results, which include Eldorado's results for June 2004, with Eldorado's historical results for the eight-month period ended May 31, 2004 and with Tapco's historical results for the nine-month period ended July 31, 2004. Accordingly, Eldorado's historical results for the three-month period from October 1, 2003 to December 31, 2003 are included in both the pro forma condensed combined statement of income for the year ended September 30, 2003 and the pro forma condensed combined statement of income for the nine months ended June 30, 2004. Eldorado revenues and net income for the three-month period ended December 31, 2003 which were included in both of these periods were $28,173 and $894, respectively.

The pro forma condensed combined information is presented for illustrative purposes only. Such information does not purport to be indicative of the results of operations and financial position that actually would have resulted had the acquisitions occurred on the dates indicated, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available at the time of filing this Form 8-K.

The pro forma condensed combined financial statements give effect to the following pro forma adjustments:

         A Cash proceeds from new issuances of long-term debt by Headwaters, the proceeds of which were used to pay for the Tapco acquisition and to retire Headwaters' pre-existing senior debt.

         B        Cash paid at closing to previous Tapco owners.

         C Cash paid at closing to retire Tapco debt, preferred stock and related accrued interest.

         D Cash to be paid for estimated expenses incurred by Headwaters for the Tapco acquisition.

         E Cash to be paid for estimated debt issuance costs related to the senior debt of $790,000 borrowed for the acquisition.

         F        Cash paid to retire Headwaters' existing senior debt.

         G        Elimination of Tapco's historical intangible assets.

         H Adjustment to record new intangible assets, primarily customer relationships, trade names, patents and non-compete agreements.

         I        Elimination of Tapco's historical goodwill.

         J Adjustment to record new goodwill, based on estimated fair values of Tapco assets acquired and liabilities assumed.

         K        Elimination of Tapco's historical debt issuance costs.

         L Capitalization of estimated debt issuance costs related to issuance of new senior debt for $790,000.

         M        Payment of current portion of Tapco's accrued interest.

         N        Payment of current portion of Tapco's long-term debt.

         O Payment of current portion of Headwaters' pre-existing senior debt.

         P Current portion of $640,000 senior debt, under a 1st lien, borrowed for the Tapco acquisition.

         Q        Payment of Tapco's long-term debt.

         R Payment of long-term portion of Headwaters' pre-existing senior debt.

         S Long-term portion of $640,000 senior debt, under a 1st lien, borrowed for the Tapco acquisition.

         T Long-term portion of $150,000 senior debt, under a 2nd lien, borrowed for the Tapco acquisition.

         U Adjustment to record deferred income taxes, on increased value of Tapco's intangible assets.

         V        Payment of long-term portion of Tapco's accrued interest

         W        Redemption of Tapco's preferred stock.

         X        Elimination of Tapco's historical common stock value.

         Y Elimination of Tapco's historical capital in excess of par value.

         Z        Elimination of Tapco's historical accumulated deficit.

         AA       Elimination of Tapco's historical other equity.

         BB Elimination of Eldorado's historical amortization of intangible assets.

         CC Adjustment to amortize Eldorado's new intangible assets, $8,153, over an average life of 43 months. New intangible assets primarily include non-compete agreements, trademarks and trade names and franchise contracts with existing franchisees.

         DD Elimination of Tapco's historical amortization of intangible assets.

         EE Adjustment to amortize Tapco's new intangibles, currently estimated to be approximately $185,500 over an average life of 13 years. New intangibles primarily include customer relationships, trade names, patents and non-compete agreements.

         FF Elimination of Eldorado's interest on pre-acquisition debt retired by Headwaters at closing.

         GG Elimination of Eldorado's historical amortization of deferred financing costs.

         HH Adjustment to record interest for amortization of new debt issuance costs of $6,200 on issuance of $172,500 of convertible senior subordinated debt issued for the Eldorado acquisition, using an effective seven-year life.

         II Adjustment to record interest on $44,000 of long-term senior debt, issued in connection with the Eldorado acquisition, using a 3.36% effective interest rate. The effect of a 1/8% change in the effective interest rate would be approximately $55.2 per year.

         JJ Adjustment to record interest on new $172,500 long-term convertible senior subordinated debt, issued in connection with the Eldorado acquisition, using a 2.875% effective interest rate.

         KK Elimination of Tapco's interest on pre-acquisition debt retired by Headwaters at closing.

         LL Elimination of Tapco's historical amortization of deferred financing costs.

         MM Adjustment to record interest for amortization of new debt issuance costs of $17,000 related to issuance of debt for the Tapco acquisition as follows: 1) $75 million revolving line of credit (unused as of date of acquisition), 2) $640 million of senior debt under a 1st lien and, 3) $150 million of senior debt under a 2nd lien. The debt issuance costs are amortized using a weighted-average six and one-half year life.

         NN Adjustment to record interest on new $640 million long-term senior debt, issued for the Tapco acquisition, under a 1st lien, using a LIBOR plus 2.75%, or 4.45%, effective interest rate. The effect of a 1/8% change in the effective interest rate would be approximately $800 per year.

         OO Elimination of interest from repayment of Headwaters $48,750 senior debt with a 3.36% interest rate at June 30, 2004.

         PP Adjustment to record interest on new $150 million long-term senior debt, issued for the Tapco acquisition, under a 2nd lien, using a LIBOR plus 6.0%, or 7.70%, effective interest rate. The effect of a 1/8% change in the effective interest rate would be approximately $187.5 per year.

         QQ Adjustment to record interest for $75 million revolving line of credit commitment fee, for new revolver facility issued in connection with the new senior debt.

         RR Combined income tax effect of Eldorado's and Tapco's historical net income plus the profit and loss-related pro forma adjustments, calculated using a combined effective federal and state income tax rate of approximately 39%.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2004


                                               HEADWATERS INCORPORATED
                                               (Registrant)


                                               By  /s/ Kirk A. Benson
                                                  ------------------------------
                                                  Kirk A. Benson
                                                  Chief Executive Officer
                                                  (Principal Executive Officer)